                                                                   EXHIBIT 10.19

          ORIGINATION, UPLINK AND POST-PRODUCTION SERVICES AGREEMENT


                           BETWEEN 4MC-BURBANK, INC.


                                      AND


                         TVN ENTERTAINMENT CORPORATION

                               TABLE OF CONTENTS

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1.       Identification....................................................................................       1

2.       Recitals..........................................................................................       1

3.       Payment of Outstanding 1999 Arrearages and Delivery of Notes......................................       3

4.       Original Services and Interim Services............................................................       3

5.       Determination of Actual Commencement Date.........................................................       4

         5.1        TVN's Right to Inspect and Approve Facility............................................       4

         5.2        Approval Process.......................................................................       5

         5.3        Failure to Satisfy.....................................................................       6

         5.4        SeaChange System.......................................................................       7

6.       New Services, Facility, Personnel and Equipment...................................................       8

         6.1        Description of New Services............................................................       8

         6.2        Execution of Sublease; New Services Facility...........................................       8

         6.3        New Services Personnel.................................................................      11

         6.4        Equipment for New Services.............................................................      13

         6.5        Supervision and Control By TVN.........................................................      13

         6.6        Availability of Certain Rooms Within Facility..........................................      13

         6.7        TVN's Right to Locate or Relocate Certain Equipment....................................      14

         6.8        Location of Certain Antennae...........................................................      14

7.       Term; Renewal Terms...............................................................................      14

8.       Consideration.....................................................................................      15

         8.1        Consideration for Services.............................................................      15

         8.2        Equipment Budget.......................................................................      16

         8.3        Additional Equipment...................................................................      19

         8.4        Additional Personnel...................................................................      20

         8.5        Overtime, Weekend and Holiday Hours....................................................      20

         8.6        Additional Services....................................................................      20

9.       Default and Remedies; Termination.................................................................      21

         9.1        Payment Default........................................................................      21

         9.2        Other TVN Default......................................................................      21

         9.3        4MC Default; TVN Termination...........................................................      22

         9.4        Disputed Amounts.......................................................................      23

         9.5        Duty to Mitigate.......................................................................      23

         9.6        TVN's Option to Acquire Equipment Upon 4MC Default.....................................      23

10.      Facility Security.................................................................................      25

         10.1       Generally..............................................................................      25

         10.2       Additional Security Measures...........................................................      25

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                               TABLE OF CONTENTS
                                  (continued)

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11.      Maintenance.......................................................................................      25

12.      Service Interruption..............................................................................      26

         12.1       Service Interruptions..................................................................      26

         12.2       Service Interruption Credit............................................................      26

         12.3       Continuous Service Failure.............................................................      27

         12.4       Exception for SeaChange System; Other Causes of Service Interruptions..................      28

13.      Playboy Services Severable........................................................................      28

14.      Representations, Warranties and Covenants.........................................................      29

         14.1       Of TVN.................................................................................      29

         14.2       Of 4MC.................................................................................      29

15.      Limitation of Liability...........................................................................      30

         15.1       Limitation of Liability................................................................      30

         15.2       Force Majeure Event....................................................................      30

         15.3       Warranties Disclaimed..................................................................      31

16.      Indemnification...................................................................................      31

         16.1       Indemnification by 4MC.................................................................      31

         16.2       Indemnification by TVN.................................................................      31

         16.3       Indemnification Procedure..............................................................      32

17.      Non-Hire..........................................................................................      32
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                               TABLE OF CONTENTS
                                  (continued)

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18.      Confidential Information..........................................................................      32

19.      Options Upon Expiration of Term...................................................................      33

         19.1       Reduced Monthly Fee During Renewal Term(s).............................................      33

         19.2       TVN's Option to Purchase Equipment.....................................................      33

         19.3       Reduction of Services During Renewal Term(s)...........................................      34

         19.4       Equipment Purchase Option Upon Expiration..............................................      35

         19.5       Best Efforts to Provide Stand-Alone Generator..........................................      35

20.      Restrictions Regarding Provision of Certain Services..............................................      35

21.      Miscellaneous.....................................................................................      35

         21.1       Assignment and Subcontracting..........................................................      35

         21.2       Notices................................................................................      36

         21.3       Governing Law..........................................................................      37

         21.4       Entire Agreement.......................................................................      37

         21.5       Waiver of Breach.......................................................................      38

         21.6       Independent Contractor.................................................................      38

         21.7       Confidentiality........................................................................      38

         21.8       Disputed Matters; Arbitration..........................................................      38

         21.9       Severability...........................................................................      39

         21.10      Counterparts...........................................................................      39

         21.11      Definitions............................................................................      39

                                   EXHIBITS
                                   --------

Exhibit                    Description

  A                 Form of Fiscal 1997 Note
  B                 Form of Fiscal 1998 Note
  C-1               Description of Original Services
  C-2               Description of Interim Services
  D                 Description of New Services
  E                 Basement Space to be Provided by 4MC
  F                 Basement Floor Plan
  G                 Sixth Floor Space Plans
  H                 Rack Elevation Drawings
  I                 New Services Personnel
  J                 Equipment and Equipment Expenditures
  K                 Equipment, Information, Programming Materials and Services
                         To Be Provided By TVN
  L                 Schedule of Increases in Monthly Fee Based on Additional
                         Capital Equipment
  M                 Implementation Schedule
  N                 Form of Sublease
  O                 Rates for Overtime, Weekends and Holidays
  P                 Rate Card for Additional Services

          ORIGINATION, UPLINK AND POST-PRODUCTION SERVICES AGREEMENT
          ----------------------------------------------------------


1.   Identification
     --------------

     This Origination, Uplink and Post-Production Services Agreement is entered into on May 28, 1999 by and between 4MC-Burbank, Inc., a Delaware corporation ("4MC"), and TVN Entertainment Corporation, a Delaware corporation ("TVN").


2.   Recitals
     --------

     2.1 On or about November 11, 1989, TVN and Compact Video Services, Inc. ("Compact") entered into that certain Uplink-Playback Service Deal Memorandum, as amended from time to time (the "Memorandum"), whereby Compact agreed to provide certain network origination, playback, uplink, post-production and related services to TVN for TVN's analog and certain digital signal programming transmitted from the Galaxy III R and Galaxy IX satellites and previously from other satellites. On August 4, 1993, Compact's rights and obligations under the Memorandum were assigned to, and assumed by, 4MC. Since then, 4MC has been providing these services (the "Original Services," as hereinafter defined) to TVN pursuant to the Memorandum. 4MC is a wholly-owned subsidiary of Four Media Company, a Delaware corporation.

     2.2 In August 1996, 4MC supplied to TVN an additional approximately 1100 square feet of space for TVN's compression system services, with a build-out at an approximate cost of $469,264. On June 11, 1997, 4MC commenced the provision of certain additional services to TVN for TVN's digital signal programming transmitted from the Galaxy IX satellite based upon interim server equipment which was purchased by 4MC for approximately One Million One Hundred Thousand One Hundred Sixty Dollars ($1,100,160) in order to provide such services to TVN at TVN's request (the "Interim Services"). In addition, 4MC hired seven additional personnel to provide the Interim Services.

     2.3 Pursuant to that certain Letter Agreement dated August 19, 1997 by and between TVN and 4MC, TVN agreed to pay certain amounts to 4MC representing arrearages due and owing to 4MC on account of the Original Services and Interim Services performed by 4MC to and including August 3, 1997 (the "1997 Arrearages"). An aggregate of Two Million Three Hundred Thousand Dollars ($2,300,000) of the 1997 Arrearages was to be paid in cash on or prior to December 31, 1997, and such amount was timely paid, and the remaining amount of the 1997 Arrearages was to be represented by a promissory note in the principal amount of Four Million Four Hundred Thirty-Six Thousand Three Hundred Thirty-Seven Dollars ($4,436,337), with interest to accrue from September 1, 1997 through February 28, 1998 at 10% per annum equaling Two Hundred Twenty-One Thousand Eight Hundred Seventeen Dollars ($221,817), with no principal or interest payments to be payable until March 31, 1998, at which time principal and interest aggregating Four Million Six Hundred Fifty-Eight Thousand One Hundred Fifty-Four Dollars ($4,658,154) was to be payable in sixty (60) equal monthly installments of Ninety-Eight Thousand Nine Hundred Seventy-Two Dollars and One

Cent ($98,972.01). Although the promissory note described above was not executed on August 19, 1997, TVN commenced making monthly payments of Ninety-Eight Thousand Nine Hundred Seventy-Two Dollars and One Cent ($98,972.01) on March 31, 1998 and has made five such monthly installments, leaving an outstanding principal balance of Four Million Three Hundred Fifty Two Thousand Three Hundred Twenty-Nine Dollars and Nine Cents ($4,352,329.09) as of July 31, 1998. A copy of the promissory note dated March 1, 1998 (the "Fiscal 1997 Note") is attached hereto as Exhibit "A".

     2.4 Pursuant to an oral agreement by and between TVN and 4MC, TVN agreed to pay certain amounts to 4MC representing arrearages due and owing to 4MC on account of the Original Services, the Interim Services, and other post production services performed by 4MC to and including August 2, 1998 totaling Five Million Five Hundred Eighty-Two Thousand Dollars ($5,582,000) (the "1998 Arrearages"), which were to be paid by TVN on or prior to October 31, 1998, and such amounts were timely paid by TVN.

     2.5 For the period from August 3, 1998 to April 30, 1999, TVN owes the following amounts to 4MC:

          (a) For 4MC's continuing provision of the Original Services, the Interim Services and other post-production services through January 31, 1999, a monthly fee equal to Four Hundred Twenty-Four Thousand Dollars ($424,000) (the "Interim Monthly Fee") for a period of six (6) months from August 3, 1998 through January 31, 1999, for an aggregate of Two Million Five Hundred Forty-Four Thousand Dollars ($2,544,000);

          (b) For the period from February 1, 1999 through April 30, 1999, a reduced Interim Monthly Fee (the "Reduced Interim Monthly Fee") equal to Three Hundred Twenty-Six Thousand Dollars ($326,000) per month for a period of three
(3) months for an aggregate of Nine Hundred Seventy-Eight Thousand Dollars ($978,000);

          (c) Nine (9) monthly payments under the Fiscal 1997 Note (from August 31, 1998 to April 30, 1999), or an aggregate of Eight Hundred Ninety Thousand Seven Hundred Forty-Eight Dollars and Nine Cents $(890,748.09).

          (d) Eight (8) monthly payments under the Fiscal 1998 Note (from September 1, 1998 through April 1, 1998), or an aggregate of Three Hundred Thirty-Four Thousand Three Hundred Eighty Dollars and Sixteen Cents ($334,380.16); and

          (e) Additional post-production and related services for an aggregate amount totaling Two Hundred Thirty One Thousand Two Hundred Seventy Two Dollars ($231,272). The amounts owing under subparagraphs (a), (b), (c), (d) and (e) total Four Million Nine Hundred Seventy Eight Thousand Four Hundred Dollars and Twenty-Five Cents ($4,978,400.25) and shall be collectively referred to as the "1999 Arrearages").

     2.6 4MC anticipates that on or about August 1, 1999 (or such earlier or later date as the New Services can be fully provided by 4MC to TVN, as mutually determined by 4MC and TVN in accordance with Section 5 below), 4MC will be able to provide TVN with new network origination, playback, uplink, monitoring and post-production services based on certain new technology, as more particularly described in Section 6.1 below (the "New Services"). On May 21, 1999, TVN paid to 4MC an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) in partial payment of the 1999 Arrearages.

     2.7 The parties desire to enter into this Agreement to provide for (a) TVN's payment of the outstanding 1999 Arrearages to 4MC, (b) the terms and conditions of 4MC's provision of the Original Services and Interim Services to TVN, and (c) the terms and conditions of 4MC's provision of the New Services to TVN, all as hereinafter set forth.


3.   Payment of Outstanding 1999 Arrearages and Delivery of Notes.
     ------------------------------------------------------------

     Concurrently with the execution hereof, TVN shall deliver to 4MC a check in the amount of One Million Four Hundred Thousand Dollars ($1,400,000), representing partial payment of the outstanding balance of the 1999 Arrearages; and shall deliver the executed Fiscal 1997 Note and the executed "Fiscal 1998 Note" (as hereinafter defined) to 4MC. On or before July 2, 1999, TVN shall deliver to 4MC a check in the amount of One Million Seventy Eight Thousand Four Hundred Dollars and Twenty Five Cents ($1,078,400.25), representing payment in full of the outstanding balance of the 1999 Arrearages.


4.   Original Services and Interim Services
     --------------------------------------

     From and after the date of this Agreement, and continuing until the Actual Commencement Date (as hereunder defined), 4MC shall provide (a) the Original Services it has provided to TVN, including: uplinking; playback, monitoring and control of one-inch videotape systems; duplication; editing services; and certain personnel necessary to provide the Original Services (the "Original Services Personnel"), as well as (b) the Interim Services it is now providing to TVN: namely, the additional services for TVN's digital signal programming transmitted from the Galaxy IX satellite using digital server equipment; and certain personnel necessary to provide the Interim Services ("Interim Services Personnel"); all (including a list of Interim Services Personnel) as more particularly described on Exhibits "C-1" and "C-2", respectively, attached hereto and incorporated herein by this reference. On the Actual Commencement Date, 4MC shall cease to provide the Original Services and the Interim Services for TVN, because 4MC shall commence providing the New Services for TVN. TVN's execution of this Agreement shall be deemed TVN's approval of (a) the description of the Original Services and the Interim Services and (b) the number, description and identity of the Original Services Personnel and Interim Services Personnel, all as described on Exhibits "C-1" and "C-2," respectively. 4MC acknowledges that TVN shall have the right to supervise and direct all Original Services Personnel and Interim Services Personnel in connection with the Original Services and the Interim Services, respectively, provided by 4MC, and 4MC shall provide the Original Services and Interim Services under TVN's direct supervision and control. The Memorandum shall be of no further force or effect from and after the date of this Agreement and this Agreement shall supersede and replace any and all previous agreements between the parties, other than the Fiscal 1997 Note and the Fiscal 1998 Note.


5.  Determination of Actual Commencement Date.
    -----------------------------------------

    4MC anticipates that the New Services can be fully provided to TVN at the "Facility" (as hereinafter defined) on or about August 1, 1999, subject to the terms of this Section 5.

     5.1  TVN's Right to Inspect and Approve Facility.  Subject to the terms of
          -------------------------------------------
Section 5.2 below, TVN shall have the right to inspect and approve or disapprove the Facility prior to the "Actual Commencement Date" (as defined in Section 5.2 below) to determine 4MC's compliance with subsections (a), (b) and (c) of this
Section 5.1. The Actual Commencement Date shall be the day on which TVN determines in good faith the following and delivers a confirmation notice to 4MC stating that 4MC has complied with subsections (a), (b) and (c) of this Section
5.1 or is deemed to have confirmed compliance with said subsections as set forth in Section 5.2 below:

          (a) The Facility has been renovated and reconstructed by 4MC in compliance with the Floor Plans;

          (b) All of the Equipment (as hereinafter defined) has been installed and is operational, the Facility is operational for the provision of the New Services for TVN, and 4MC is capable of providing the New Services for TVN with the New Services Personnel; and

          (c) The Facility may be lawfully occupied and is useable for 4MC's provision of the New Services for TVN as described herein.

     5.2  Approval Process. TVN shall determine in good faith whether the
          ----------------
conditions set forth in Section 5.1 have been satisfied in accordance with the following procedures:

          (a) 4MC shall notify TVN in writing that the Facility is in compliance with subsections (a), (b) and (c) of Section 5.1 (the "First Commencement Notice");

          (b) TVN shall have six (6) business days from its receipt of the First Commencement Notice to notify 4MC in writing that TVN confirms 4MC's compliance with subsections (a), (b) and (c) of Section 5.1, or does not confirm such compliance, and the specific reasons therefor (the "Response Notice"). TVN's failure to respond in writing to the First Commencement Notice within six
(6) business days after receipt thereof shall be deemed TVN's disagreement with 4MC's assertion of compliance with subsections (a), (b) and (c) of Section 5.1. If the Response Notice indicates non-confirmation of compliance or if TVN fails to deliver the Response Notice, the parties, within six (6) business days after the expiration of such six (6) business-day period, shall meet and confer to identify the problems causing non-compliance, if any. If after such meeting or, if there has been no meeting because of TVN's failure to meet and confer to identify the problems causing non-compliance, after the expiration of such six
(6) business-day period, 4MC still believes that it has complied with subsections (a), (b) and (c) of Section 5.1, 4MC shall send a second notice of compliance to TVN (which addresses such non-compliance problems as have been identified by TVN, if any) (the "Second Commencement Notice"), which notice may not be sent earlier than twelve (12) business days after 4MC's delivery of the First Commencement Notice. TVN's failure to respond in writing to the Second Commencement Notice within six (6) business days after receipt thereof shall be deemed TVN's confirmation of 4MC's compliance with subsections (a), (b) and (c) of Section 5.1 and, in such event, the Actual Commencement Date will be six (6) business days after TVN's receipt of the Second Commencement Notice. If, after the parties have met and conferred, 4MC acknowledges that additional steps are required to comply with subsections (a), (b) and/or (c) of Section 5.1, 4MC shall promptly implement any actions necessary to bring the Facility into such compliance and, at such time as 4MC believes that the Facility is in compliance with subsections (a), (b) and (c) of Section 5.1, 4MC shall deliver to TVN the Second Commencement Notice. TVN shall have six (6) business days from the date of receipt of the Second Commencement Notice to then deliver an additional Response Notice (or if TVN requires more than six (6) business days to deliver a Response Notice to 4MC, TVN shall request an additional six (6) days in which to deliver a Response Notice). This approval process shall continue until TVN has delivered a Response Notice to 4MC which indicates confirmation of 4MC's compliance with subsections (a), (b) and (c) of Section 5.1, in which event the date of such Response Notice shall be deemed the Actual Commencement Date, or if TVN fails to respond in writing to a Second Commencement Notice within six (6) days of its receipt thereof, such failure to respond shall be deemed TVN's confirmation of 4MC's compliance and the Actual Commencement Date will be six
(6) business days after TVN's receipt of the Second Commencement Notice.

     The foregoing notwithstanding, at any time and from time to time, 4MC may request that TVN inspect and/or test, as appropriate, a particular piece of equipment or sub-system. TVN shall conduct such test or inspection within the ten (10) business days thereafter and all of the same time periods and procedures contained in Section 5.2(b) above shall be applicable to the subject test and/or inspection. Once a particular piece of equipment or sub-system has been approved or deemed approved by TVN on a stand-alone basis, TVN shall no longer have the right to disapprove the same on a stand-alone basis (unless such piece of equipment or sub-system subsequently fails), but may disapprove the same as part of a full system or as part of the fully integrated and operating Facility. In connection with the approval process described in this Article 5, TVN shall (a) timely evaluate any particular piece of equipment and/or system and/or subsection upon 4MC's request and (b) state all of TVN's known objections thereto in TVN's applicable Response Notice. Moreover, TVN acknowledges that each applicable Response Notice shall contain only those items of non-compliance which would (a) negatively impact 4MC's ability to provide the New Services to TVN or (b) delay the Actual Commencement Date.

     5.3  Failure to Satisfy. In the event that the Facility and/or 4MC does not
          ------------------
comply with subsections (a), (b) or (c) of Section 5.1 above, and such failure to comply (a "Facility Failure") exists on or after December 1, 1999 (for purposes of this Section 5.3, the "Liquidated Damages Date") (which shall not include a Facility Failure that is directly caused by either (a) a Force Majeure event, or (b) TVN's request for modifications to the Basement Floor Plan, the Sixth Floor Space, the Equipment, the New Services and the staffing of such services, if and only if such modification delays the build-out and/or the staffing of the Facility or otherwise causes a delay, or (c) any unreasonable act or failure to act by TVN which constitutes a violation of TVN's obligations under this Agreement, including without limitation and for illustration purposes only, a Facility Failure caused by TVN's failure to timely approve as set forth in Sections 6.2, 6.3, 6.4 and/or 8.2 below or (d) any other event not within 4MC's control (including without limitation and for illustration purposes only, (i) delays in the delivery of any Equipment listed on Exhibit "J" so long as 4MC has timely ordered all such Equipment and has taken all other necessary action to obtain timely delivery of such Equipment, or (ii) delays in the granting of appropriate required licenses, approvals, and/or permits by the appropriate authorities or third parties, so long as 4MC has taken all necessary actions to obtain such required licenses, approvals and permits in a timely manner, or
(iii) TVN's rejection of the "SeaChange System" (as hereinafter defined) and acceptance of an "Alternate Server System" (as hereinafter defined), or (iv) access to the Sixth Floor Space (as hereinafter defined) for construction is denied to 4MC by TVN on the date the Sublease is executed by TVN and 4MC)), then from and after the Liquidated Damages Date, the following sums shall be paid by 4MC to TVN for each day that the Facility is not in compliance with subsections
(a), (b) and/or (c) of Section 5.1:

                           Liquidated Damages
     Days of Delay         Payment Amount
     -------------         --------------

     1st-10th day          $ 2,500 per day

     11th-15th day         $ 5,000 per day

     16th-20th day         $10,000 per day

     21st-25th day         $15,000 per day

     Each day thereafter   $20,000 per day.

     THE SUMS PAYABLE TO TVN AS SET FORTH ABOVE SHALL BE DEEMED LIQUIDATED DAMAGES FOR 4MC'S FAILURE TO TIMELY SATISFY ITS OBLIGATIONS UNDER SECTION 5.1, THE PARTIES HAVING RECOGNIZED THAT IT WOULD BE EXTREMELY DIFFICULT TO FORECAST OR DETERMINE IN ADVANCE THE AMOUNT OF DAMAGE TVN WOULD INCUR AS A RESULT OF SUCH DELAY.

          TVN's initials:__________    4MC's initials:__________

     The sums payable to TVN as set forth above shall be applied as a credit against the Monthly Fee due and payable on the first day of the month after the Actual Commencement Date (and any subsequent Monthly Fees, until the entire credit has been applied). If the Facility Failure continues to and including December 31, 1999, TVN shall have the right to terminate this Agreement by written notice to 4MC without further liability or obligation hereunder except for immediate payment to 4MC of any amounts owing hereunder up to such termination date for services theretofore rendered by 4MC (and 4MC shall immediately pay to TVN all sums owing under this Section 5.3 and shall use its best efforts to assist TVN to transition to another facility and another provider of the New Services). TVN acknowledges that 4MC has taken possession of the Sixth Floor Space from the "Master Landlord" (as hereinafter defined).

     5.4 SeaChange System. The parties acknowledge that the basic configuration
         ----------------
of the SeaChange System consists of two SeaChange digital servers to be utilized by 4MC in providing the New Services, such that some Program Channels (as hereinafter defined) of the first (primary) server shall be protected by a Program Channel of the second (back-up) server (the "SeaChange System"). If, as of June 30, 1999 (the "SeaChange Compliance Date"), the SeaChange System does not substantially comply with the performance requirements as set forth in Exhibit D (as determined by TVN in its sole discretion) and 4MC and TVN have developed a mutually acceptable specification for an "Alternate Server System" as of the SeaChange Compliance Date, TVN may reject the SeaChange System and accept the Alternate Server System in place of the SeaChange System. 4MC estimates that the cost of the Alternate Server System may exceed Six Million Dollars ($6,000,000), which cost (a) will be covered by, and subject to the limitations of, 4MC's Fifteen Million Dollar ($15,000,000) maximum Equipment Expenditure commitment, (b) will replace the cost of the SeaChange System as a line item in the Equipment Budget, and (c) will result in an increase in the Monthly Fee as calculated in accordance with Section 8.2. 4MC further estimates that the implementation period for the Alternate Server System may exceed eight
(8) months from the SeaChange Compliance Date, and the Actual Commencement Date may be delayed as a result thereof. Further, pursuant to a purchase agreement between 4MC and SeaChange dated April 10, 1998 (the "Purchase Agreement"), 4MC has incurred approximately Two Million Seventy Thousand Four Hundred Fifty Four Dollars and Thirty Five Cents ($2,070,454.35) in connection with the purchase, installation and implementation of the SeaChange System and, if such system is rejected and SeaChange fails to refund such sum to 4MC, TVN shall reimburse 4MC, no later than August 1, 1999, for fifty percent (50%) of the amount of any uncollected refund of such sum. One-half of any additional refund received by 4MC from SeaChange shall be paid to TVN as and when received. TVN shall also share equally with 4MC all additional charges actually incurred and required to be paid by 4MC to SeaChange for cancellation of the Purchase Agreement between 4MC and SeaChange.

6    New Services, Facility, Personnel and Equipment
     -----------------------------------------------

     6.1  Description of New Services. From and after the Actual Commencement
          ---------------------------
Date, 4MC shall provide to TVN the New Services, including uplink, downlink, feature and interstitial programming origination (including server control, video server playout and server loading and storage), event programming origination (including downlink, event monitoring and control, live insertions and delayed broadcast), pass-through programming origination, digital music service, monitoring and control, editing, audio and graphics, MPEG 2 encoding, and other services and space such as library space, supervisor meetings, and creative and technical support, all as more particularly described on Exhibit "D" attached hereto and incorporated herein by this reference.

     6.2  Execution of Sublease; New Services Facility. Concurrently with the
          --------------------------------------------
execution of this Agreement, 4MC's parent, Four Media Company, shall enter into a Sublease (the "Sublease") with TVN for the entire sixth floor of the building located at 2901 West Alameda Avenue Burbank, California (the "Building"). The form of the Sublease is attached hereto as Exhibit "N". TVN understands and agrees that the Sublease requires the consent of the landlord under 4MC's lease of the sixth floor of the Building ("Master Landlord"). Immediately upon execution of the Sublease, 4MC shall deliver the Sublease to the Master Landlord and obtain its approval, if required. If the Master Landlord fails to approve the Sublease, then the Sublease shall be null and void and 4MC and TVN shall either: (x) obtain such other space, including certain basement space in the Building, as may be mutually agreed upon, and 4MC shall deliver said space as soon as reasonably possible with leasehold improvements in accordance with a floor plan reasonably consistent with the Sixth Floor Space Plans, as may be agreed upon in good faith between 4MC and TVN, or (y) expand the New Services to make available certain space on the sixth floor of the Building for TVN's use and occupancy, subject to TVN's approval, to administer and supervise the New Services, in which event the Monthly Fee shall be increased accordingly by an amount appropriate for such expansion of the New Services to encompass such sixth floor space to be made available for TVN's use and occupancy. The New Services facility shall be located in (a) certain basement space in the Building ("Basement Space") and, (b) certain TVN-provided space on the sixth floor of the Building consisting of approximately 7,400 square feet (the "Sixth Floor Space"), which space is shown on the Floor Plans (as defined below) and shall be suitable for all uses described in Exhibits "F" and "G" (the Basement Space and the Sixth Floor Space (or other mutually approved space as described in Section 6.2(x)) together shall constitute the "Facility"). The Basement Space is described on Exhibit "E" attached hereto, and the floor plan of such reconfigured basement space is set forth on Exhibit "F" attached hereto (the "Basement Floor Plan"). The Sixth Floor Space, including the floor plan thereof, is described on Exhibit "G" attached hereto (the "Sixth Floor Space Plans"). The Basement Floor Plan and the Sixth Floor Space Plans shall be together referred to as the "Floor Plans". The rack elevation drawings for the Facility are attached hereto as

Exhibit "H." TVN's execution of this Agreement shall be deemed TVN's approval of the Floor Plans and the rack elevation drawings. TVN shall deliver possession of the Sixth Floor Space to 4MC, for construction purposes only, upon the later of
(i) the commencement date of the Sublease or (ii) the Master Landlord's consent thereto. No later than the Actual Commencement Date, 4MC shall make available to TVN certain areas in the basement of the Building for TVN's use in accordance with the provisions of 4MC's lease of such space, which areas are denoted as "Office Space" and "Expansion Space" on the Basement Floor Plan (collectively, the "Office Space"). Demolition and construction of the Basement Space and the Sixth Floor Space in compliance with the mutually approved Floor Plans ("TVN Improvements") shall commence upon receipt by 4MC of (i) approval by the Master Landlord of the TVN Improvements, and (ii) all required building permits and approvals for the TVN Improvements, which shall be 4MC's responsibility to obtain. Promptly after execution of this Agreement, 4MC shall have a licensed architect approved by TVN prepare plans and specifications for the TVN Improvements, and upon completion thereof, shall request approval from the Master Landlord and any and all applicable governmental agencies, as well as approval from TVN, which approval shall not be withheld provided such plans and specifications comply with the approved Floor Plans. Upon receipt of such approvals and issuance of the required building permits, 4MC shall engage a contractor acceptable to TVN and shall commence the TVN Improvements. With respect to any and all material modifications to the TVN Improvements which TVN desires to make with respect to either of the Floor Plans, the following procedures shall apply:

          (a) TVN shall submit to 4MC a request for a modification to either or both of the Floor Plans;

          (b) Within ten business days of 4MC's receipt of such request, 4MC shall provide to TVN a written estimate of the anticipated increase or decrease, if any, in the Equipment Budget based upon such request (the "Buildout Cost Estimate"), and, if applicable, the amount of additional time necessary to build out the Facility due to such modification ("Revised Buildout Schedule");

          (c) TVN shall provide a written acceptance or rejection of the Buildout Cost Estimate and the Revised Buildout Schedule within five business days of its receipt of the Buildout Cost Estimate and Revised Buildout Schedule;

          (d) If such acceptance or rejection is not received within five business days of TVN's receipt of the Buildout Cost Estimate and Revised Buildout Schedule, then such request shall not be implemented and 4MC shall continue to build out the Facility in accordance with the unmodified Floor Plans; or

          (e) If TVN accepts the Buildout Cost Estimate and the Revised
Buildout Schedule (by delivering a written notice of such acceptance within such five business day period), then 4MC shall promptly implement such requested modifications to the Floor Plans. If TVN rejects the Buildout Cost Estimate and/or the Revised Buildout Schedule (and delivers timely written notice of such rejection to 4MC), then the parties shall meet and confer in an attempt to arrive at a mutually acceptable Buildout Cost Estimate and Revised Buildout Schedule. However, if the parties cannot resolve such issues within seven (7) business days after TVN's delivery of the written rejection notice to 4MC, then TVN's request for modification shall not be implemented and 4MC shall continue to buildout the Facility in accordance with the unmodified Floor Plans. 4MC may relocate all facilities and services to be provided hereunder to different premises in Burbank so long as: (i) 4MC delivers reasonably sufficient advance written notice to TVN specifying the nature of the planned move, the new location, the floor plan and engineering plan for such premises, with all equipment and rack elevations, (ii) such premises will be substantially equivalent in utility to the Facility for providing the New Services to TVN,
(iii) the New Services can continue to be provided to TVN as described in this Agreement and (iv) TVN approves of such relocation in writing. Notwithstanding the foregoing, 4MC shall have the right to relocate the two uplink antennae (as described in Section 1.1 of Exhibit "D") and the four downlink antennae (as described in Section 3.1 of Exhibit "D") (or substitute equivalent antennae), earth station equipment, generators, UPS, interconnect circuits and equipment, all of which are utilized in connection with the New Services, to other locations within the "4MC Campus" (i.e., the Building and its associated parking structure, 2813 W. Alameda, 2820 W. Olive and all contiguous exterior space) with TVN's prior written consent, which consent may not be unreasonably withheld. If, however, such relocation results in a Service Interruption (as hereinafter defined), TVN shall be entitled to liquidated damages in an amount based on Twenty Five Thousand Dollars ($25,000) per day for each full day, or a prorated portion thereof for any partial day, of such Service Interruption until full service is restored, and if there is a Continuous Service Failure (as defined in Section 12.3), TVN may immediately terminate this Agreement upon written notice to 4MC. In connection with the Interim Services, 4MC currently provides TVN with certain technical and office space located in the basement of the Building. TVN acknowledges that in order for 4MC to provide the New Services to TVN, TVN will be required to vacate and remove equipment and property from a mutually agreed portion of such space in order to allow 4MC to reconfigure and reallocate such space in accordance with the Basement Floor Plan. TVN shall deliver such space to 4MC and shall remove any and all of TVN's property and equipment from such space no later than August 1, 1999.

     6.3  New Services Personnel. The personnel to be employed by 4MC to
          ----------------------
perform the New Services shall be referred to herein as the "New Services Personnel". Exhibit "I" attached hereto and incorporated herein by reference sets forth the position (including job description and qualifications) of each New Services Personnel and the individual (by job description) and aggregate budget for the New Services Personnel (the "Personnel Budget"). For each individual position, the Personnel Budget includes base compensation, benefits and taxes. TVN's execution of this Agreement shall be deemed TVN's approval of the positions and persons included within the New Services Personnel (including job description and qualifications) and the Personnel Budget. From time to time after the execution of this Agreement but in any event no less than thirty (30) days prior to the Actual Commencement Date, 4MC and TVN shall jointly determine the individuals to be employed by 4MC for each position listed on Exhibit "I". TVN may recommend a prospective employee to be hired by 4MC, and subject to 4MC complying with its normal hiring practices (including background checks on all prospective employees), 4MC shall employ such recommended individual. If TVN recommends a prospective employee whose total compensation exceeds the amount set forth for such position on Exhibit "I", such individual shall be employed by 4MC, so long as the aggregate compensation for all New Services Personnel does not exceed the Personnel Budget. If the total compensation of such individual would cause the Personnel Budget to be exceeded, any overage will be billed pro rata to TVN monthly.

               (a) TVN shall have the right, but not the obligation, to supervise and direct all New Services Personnel (except for earth station and engineering personnel other than those listed on Exhibit "I"), as well as 4MC personnel (except for earth station and engineering personnel other than those listed on Exhibit "I") performing any other broadcast services for TVN. With respect to earth station personnel dealing with TVN's transponders, 4MC and TVN shall create mutually approved procedures for such personnel. Such personnel shall be under TVN's direction and control with respect to their services related to TVN's transponders; TVN shall not knowingly compromise security within the Facility.

               (b) At any time during the Term, TVN may request in writing the removal of any or all of the New Services Personnel. 4MC shall remove and replace such staff within forty eight (48) hours of such request, subject to availability of suitable staff replacements. Notwithstanding the foregoing, if any New Services Personnel has committed an act of gross negligence or misconduct, fraud or theft, or willful disobedience of TVN's direction, then such staff member shall be removed immediately.

               (c) TVN acknowledges that from time to time it may be necessary for 4MC to hire or assign temporary or interim personnel. 4MC shall use its best efforts to ensure that such temporary or interim personnel shall be qualified in accordance with Exhibit "I" for the position to which such personnel are assigned, and TVN shall have the right to approve the hiring of all such temporary or interim personnel, which approval shall not be unreasonably withheld.

          (d) TVN acknowledges that from time to time it may be necessary for 4MC to hire replacement New Services Personnel. In such event, 4MC shall deliver to TVN a notice containing the name of the proposed replacement personnel and a statement that such personnel is qualified under Exhibit "I" (a "Replacement Notice"). TVN shall have the right to approve or disapprove such replacement personnel for any lawful reason. If TVN has not approved or disapproved such replacement personnel within three (3) business days after receipt of the Replacement Notice, TVN shall be deemed to have approved such replacement personnel. TVN's notice to 4MC of TVN's disapproval of any particular replacement personnel shall state the particular reason for TVN's disapproval.

          (e) From time to time during the Term, TVN may request that 4MC increase the compensation (or pay a bonus) to a particular New Services Personnel. If such increased compensation or bonus would not cause the aggregate Personnel Budget to be exceeded, then 4MC shall implement such compensation increase and/or bonus, as applicable. However, if such increase and/or bonus, when added to the aggregate actual total compensation of New Services Personnel, exceeds the amount of the Personnel Budget, then TVN shall be responsible for payment of the amount of any such excess.

          (f) If TVN directs either Interim Services Personnel and/or New Services Personnel to perform a task and the performance of such task causes such Interim Services Personnel and/or New Services Personnel not to perform the Interim Services and/or the New Services, as applicable, in accordance with the terms hereunder, 4MC shall not be liable for any problems and/or failure of the Interim Services and/or New Services, as applicable, caused by such direction to perform such task or any required redeployment of personnel.

     6.4  Equipment for New Services. Upon the execution of this Agreement, 4MC
          --------------------------
shall commence the development, design, construction and/or installation of the equipment necessary to provide the New Services to TVN at the Facility. During the first thirty (30) days following the execution of this Agreement, 4MC shall place orders for the equipment to be utilized by 4MC to provide the New Services, which list of equipment is set forth on Exhibit "J" attached hereto and incorporated herein (the "Equipment"); provided, however, that certain items of Equipment for which technical specifications require more time shall be ordered within sixty (60) days following the execution of this Agreement. TVN's execution of this Agreement shall be deemed TVN's approval of the Equipment necessary the provide the New Services. TVN shall provide certain equipment and other property for 4MC's use in performing the New

Services for TVN, at TVN's expense and in conformance with 4MC's implementation schedule, which equipment and other such property is set forth in Exhibit "K" hereto. TVN's execution of this Agreement shall be deemed TVN's approval of such Exhibit "K" equipment and property to be used in connection with the New Services, as well as the implementation schedule prepared by 4MC, and attached hereto as Exhibit "M" (the "Implementation Schedule"). Such Exhibit "K" equipment and Exhibit "K" property shall remain the property of TVN, and TVN shall provide 4MC with access to and use of such equipment and property in good working order during the Term. The two (2) Sony FlexiCart systems owned by TVN shall be used by TVN as it sees fit, and shall not be part of the equipment provided by TVN in order for 4MC to provide the New Services, nor shall 4MC be responsible for the operation and maintenance of these two (2) systems.

     6.5  Supervision and Control By TVN. Notwithstanding any other provision of
          ------------------------------
this Agreement to the contrary, 4MC acknowledges that TVN shall have the right to supervise and direct the selection, integration, installation, maintenance and any redesign and/or redeployment of the Facility, the New Services, the New Services Personnel, the Interim Services, the Interim Services Personnel and the Equipment, and 4MC shall provide all of such services and manage such personnel under TVN's direct supervision and control, consistent with the terms of this Agreement.

     6.6  Availability of Certain Rooms Within Facility. The edit bays, graphic
          ---------------------------------------------
rooms, sound rooms and other similar facilities within the Facility shall be available to TVN twenty-four (24) hours each day, seven (7) days a week. Notwithstanding the foregoing, TVN acknowledges that although all such rooms shall be available twenty-four (24) hours each day, 4MC's staff and support with respect to such rooms within the Facility shall only be available for forty (40) hours per week to provide the applicable New Services, as more particularly set forth on Exhibits "D" and "I" attached hereto. If TVN staffs any of such rooms with its own personnel during periods when 4MC's staff is not present, TVN shall be responsible for any operator error that occurs during such periods, and for any damage caused by TVN's use of the Equipment in such rooms during such periods. All other rooms in the Facility will be available to TVN twenty-four
(24) hours each day, and staffed in accordance with Exhibit "D," to provide the applicable New Services.

     6.7  TVN's Right to Locate or Relocate Certain Equipment. During the Term
          ---------------------------------------------------
or any Renewal Term, TVN shall have the right to request the location or relocation of the editing, audio and graphics facilities, together with all equipment related thereto. With respect to TVN's request for the original location of any such facilities, 4MC shall timely accommodate such request and implement such location. If TVN desires to relocate any such editing, audio and/or graphics facilities, TVN shall obtain 4MC's prior written consent to such relocation, which consent shall not be unreasonably withheld. TVN will bear all direct actual increased costs incurred as a result of such location, and shall bear the entire cost of the relocation, including, without limitation, moving costs, installation, buildout, increased travel costs associated with affected New Services Personnel, other mutually approved costs relating to affected New Services Personnel, and increased maintenance and support costs of such relocated facilities, such payment to be received no later than 30 days after TVN's receipt of the applicable invoice, with supporting documentation.

     6.8  Location of Certain Antennae. TVN acknowledges that 4MC shall have the
          ----------------------------
right to locate the four (4) receive-only antennae necessary to provide the New Services to any location on the 4MC Campus so long as (a) such antennae provide the same functionality as they would provide if located on the roof of the Building, (b) TVN incurs no cost in connection with such location and (c) no Service Interruption occurs during, or as result of, such location.


7.   Term; Renewal Terms
     -------------------

     The term of this Agreement shall commence on the execution hereof and shall continue until November 30, 2004 (the "Term"). TVN shall have the right to renew this Agreement, in its sole discretion, for two (2) additional two (2)-year periods (each a"Renewal Term"), upon TVN's delivery to 4MC of a renewal notice (a "Renewal Notice") at least nine (9) months prior to the expiration of the Term, or at least three (3) months prior to the expiration of the first Renewal Term, as applicable. Upon TVN's exercise of the first two (2)-year Renewal Term, the term of the Sublease shall expire on January 30, 2010 rather than January 30, 2005.

8.   Consideration
     -------------

     8.1  Consideration for Services. In full and complete consideration for
          --------------------------
4MC's provision of the Original Services, the Interim Services, the New Services and other technical and engineering design services, TVN shall pay to 4MC and 4MC shall accept from TVN payments in the following amounts:

          (a) Two Million One Hundred Sixty-Two Thousand Dollars ($2,162,000) for technical and engineering design services performed by 4MC to and including August 2, 1998 in connection with the buildout of the Facility, which TVN agreed to pay to 4MC subject to the execution of this Agreement. TVN's obligation to pay is represented by a promissory note for such amount with interest accruing at the rate of six percent (6%) per annum compounded monthly from August 2, 1998 with principal and interest payable in sixty (60) equal monthly installments of Forty-One Thousand Seven Hundred Ninety-Seven Dollars and Fifty-Two Cents ($41,797.52) commencing on September 1, 1998 and the first day of each month thereafter. A copy of the Promissory Note dated August 2, 1998 (the "Fiscal 1998 Note") is attached hereto as Exhibit "B".

          (b) For the period from the date of execution of this Agreement through July 31, 1999, TVN shall pay to 4MC for the Original Services and the Interim Services a monthly fee equal to the Reduced Interim Monthly Fee, prorated for any partial month. For the period commencing August 1, 1999 until the Actual Commencement Date or November 1, 1999, whichever occurs earlier, the Reduced Interim Monthly Fee shall increase to Three Hundred Seventy-Five Thousand Dollars ($375,000) per month, pro rated for any partial month. Such rate shall continue in effect from November 1, 1999 until the Actual Commencement Date.

          (c) For the period from the Actual Commencement Date to the expiration of the Term, TVN shall pay to 4MC for the New Services and 4MC shall accept from TVN a monthly fee equal to Four Hundred Seventy-Nine Thousand Two Hundred Dollars ($479,200) (the "Monthly Fee"), prorated for any partial month.

          (d) If this Agreement is renewed by TVN, then the Monthly Fee for the year commencing on the first day of the first Renewal Term shall be Five Hundred Fourteen Thousand Dollars ($514,000), subject to reduction in accordance with
Section 19.1. Each year thereafter during the Renewal Term, the Monthly Fee shall increase by Ten Thousand Dollars ($10,000), subject to reduction in accordance with Section 19.1.

          (e) For each increase in the number of transponders in excess of fifteen (15) to which 4MC uplinks hereunder, and for each decrease in the number of transponders below fifteen (15) to which 4MC uplinks hereunder, in response to a written request by TVN for such increase or decrease, as applicable, the Monthly Fee shall increase (or decrease, as applicable) by Eight Thousand Dollars ($8,000). Such Monthly Fee increase (or decrease, as applicable) shall be effective as of the date the increased (or decreased) uplink service commences (prorated for any partial month) and shall remain in effect for so long as such increased (or decreased) uplink service is in effect.

          (f) Unless otherwise expressly set forth in this Agreement, any costs that are incurred by 4MC in order for 4MC to perform its obligations under this Agreement shall be the sole and exclusive responsibility of 4MC, except that TVN shall be responsible for the payment of any federal, state and/or municipal sales tax and/or

Universal Service telecommunications surcharge imposed for the performance of the New Services, should any such tax be imposed and become due and payable during the Term.

          (g) 4MC shall send invoices to TVN for the Interim Monthly Fee, the Reduced Interim Monthly Fee, or the Monthly Fee (all such fees collectively, the "Fees"), as applicable, fourteen (14) days prior to the commencement of each such month. Such fees shall be due on the first day of each month during the Term. Any additional or occasional services requested by TVN (as described in Section 8.6) shall be billed separately at the completion of such service and shall be due within thirty (30) days from the date of invoice. All payments to 4MC hereunder shall be paid by check or via wire transfer to 4MC's bank account at Tokai Bank ABA #122034268, 300 South Grand Avenue, Los Angeles, CA 90071, Account #015-507276, 4MC-Burbank, Inc., or any other bank account designated by 4MC in writing.

     8.2  Equipment Budget
          ----------------

          (a) Attached hereto as Exhibit "J" is a detailed schedule of the budgeted initial capital expenditures 4MC will make for the Equipment and the wiring, installation and build-out of the Facility, including taxes and shipping charges (the "Equipment Expenditures"), in the amount of approximately Ten Million Dollars ($10,000,000) (the "Equipment Budget"). TVN's execution of this Agreement shall be deemed TVN's approval of the Equipment Budget and all items of Equipment shown thereon, and, following such execution, 4MC shall place orders for all Equipment not heretofore ordered by 4MC in accordance with
Section 6.4 and so notify TVN in writing (together with copies of all such orders). Within one hundred eighty (180) days after the Actual Commencement Date, 4MC shall notify TVN of 4MC's actual Equipment Expenditures, which notice shall be accompanied by reasonably detailed written evidence of such expenditures by 4MC. If 4MC's aggregate actual documented costs of the Equipment Expenditures (i) are lower than the Equipment Budget, then for each One Thousand Dollar ($1,000) decrease in actual documented costs of the Equipment Expenditures from the Equipment Budget, the Monthly Fee shall decrease by Twenty Six Dollars ($26) (it being understood and agreed that the calculation of any decrease in the Monthly Fee in accordance with this Section 8.2(a) (i) shall be based on such One Thousand Dollars ($1,000) to Twenty Six Dollars ($26) proportion), or (ii) are higher than the Equipment Budget, than for each One Thousand Dollar ($1,000) increase in actual documented costs of the Equipment Expenditures over the Equipment Budget (up to a maximum Fifteen Million Dollars ($15,000,000) in Equipment Expenditures), the Monthly Fee shall increase by Twenty One Dollars and Twenty Six Cents ($21.26) (it being understood and agreed that the calculation of any increase in the Monthly Fee in accordance with this
Section 8.2(a)(ii) shall be based on
such One Thousand Dollars ($1,000) to Twenty One Dollars and Twenty Six Cents ($21.26) proportion). For illustration purposes only, assume that within one hundred eight (180) days after the Commencement Date, 4MC delivers documentation to TVN which demonstrates that the aggregate actual documented costs of the Equipment Expenditures total Nine Million Nine Hundred Thousand Dollars ($9,900,000), resulting in a decrease of One Hundred Thousand Dollars ($100,000) from the Equipment Budget. In such example, an amount equal to Two Thousand Six Hundred Dollars ($2,600) would be deducted from the Monthly Fee. If, on the other hand, 4MC delivers documentation to TVN which demonstrates that the aggregate actual documented costs of the Equipment Expenditures total Eleven Million Dollars ($11,000,000), resulting in an increase of One Million Dollars ($1,000,000) over the Equipment Budget, then, in such example, the Monthly Fee would increase by Twenty One Thousand Two Hundred Sixty Dollars ($21,260). During the period from the Actual Commencement Date to the date of completion of the reconciliation of the actual Equipment Expenditures (the "Calculation Date"), TVN shall pay to 4MC the full Monthly Fee. If the calculation of the actual Equipment Expenditures results in a decrease or an increase of the Monthly Fee, then the difference between (x) the total Monthly Fees paid from the Actual Commencement Date to the Calculation Date, and (y) the amount of Monthly Fees that should have been paid from the Actual Commencement Date to the Calculation Date shall be determined. Such amount (the "Difference") shall then be divided by the number of months remaining during the Term, and the resulting amount shall be deducted from (or added to) each Monthly Fee payment owing through the remainder of the Term, as applicable.

          (b) Notwithstanding the provisions contained in subparagraph (a) above, if TVN submits to 4MC a request for changes and/or additions to the Equipment that would result in an increase or decrease in the Equipment Expenditures and/or delays in the Implementation Schedule and/or the Actual Commencement Date, then within ten (10) business days of 4MC's receipt of such notice 4MC shall provide to TVN written notification of the following: (i) a written estimate of the anticipated increase or decrease in the Equipment Expenditures based on such request (the "Cost Estimate") and, (ii) if applicable, revisions to the Implementation Schedule and the Actual Commencement Date necessitated by such changes and/or additions ("Revised Implementation Schedule"). TVN shall provide a written acceptance or rejection of such change and/or addition within ten (10) business days of its receipt of the Cost Estimate and Revised Implementation Schedule, if any. As and when TVN delivers such written acceptance to 4MC, 4MC shall promptly implement the requested change. If such acceptance or rejection is not received within ten (10) business days of TVN's receipt of the Cost Estimate and Revised Implementation Schedule, then such request shall not be implemented and 4MC may purchase the original Equipment as provided hereunder. TVN acknowledges that any additions to the Equipment must be technically compatible with 4MC's existing systems and Equipment. Notwithstanding the foregoing, 4MC acknowledges that, during the period commencing after the Actual Commencement Date up to the fourth anniversary of the Actual Commencement Date, TVN shall have the right to request that 4MC purchase additional equipment up to a maximum aggregate amount of Fifteen Million Dollars ($15,000,000) (including the Equipment Expenditures) (the "Additional Capital Equipment") for TVN's use, whether or not used to provide the New Services, so long as (a) such Additional Capital Equipment is financable by 4MC and (b) if any such Additional Capital Equipment is to be located anywhere other than the Facility, TVN shall obtain 4MC's prior written consent to such location, which consent shall not be unreasonably withheld. Upon any such request from TVN, 4MC shall purchase such Additional Capital Equipment after following the procedures described in this subparagraph (b), and the Monthly Fee shall be increased by the amount of dollars per $1,000 increase set forth on Exhibit "L", depending upon the date of acquisition of the particular piece of Additional Capital Equipment, which increase shall be effective as of the date set forth in Exhibit "L".

          (c) The parties acknowledge that any changes to the SeaChange System or routing switcher must be mutually approved in writing prior to the date on which 4MC places the order for such systems, which approximate date is set forth on the Implementation Schedule attached hereto as Exhibit "M". Changes to other subsystems listed on the Implementation Schedule must be requested prior to the date on which 4MC implements the migration from the existing one-inch videotape-based facility and interim server to the SeaChange System or the Alternate Server System, as more particularly described on Exhibit "M".

          (d) TVN acknowledges that 4MC has committed to spending no more than Fifteen Million Dollars ($15,000,000) in actual Equipment Expenditures (including any Additional Capital Equipment) in connection with 4MC's implementation and provision of the New Services.

          (e) 4MC acknowledges that the Facility, the Equipment and any Additional Capital Equipment shall be used by 4MC solely to provide the Interim Services and/or New Services for TVN, and may not be used, or made available for use, by any third party without TVN's prior written consent.

          (f) The Equipment Budget includes, and is not in addition to, the "Sublessee's Improvements" (as defined in the Sublease) to be provided by 4MC (or provided by TVN and reimbursed by 4MC) pursuant to the terms of the Sublease.

     8.3  Additional Equipment. At TVN's request and according to TVN's need,
          --------------------
4MC shall use its best efforts to provide supplementary rental equipment from an outside source as requested throughout the Term, so long as such supplementary equipment is reasonably available, and the parties mutually agree on the rate to be charged to TVN for such equipment.

          (a) In the event TVN so elects, and with the exception of uplink service equipment, TVN shall have the right to rent or lease additional equipment (i.e., other than the equipment supplied by 4MC pursuant to this Agreement) (the "Additional Equipment") from a source other than 4MC; provided, however that, upon written notice to 4MC, TVN shall grant 4MC a first right to bid on the securing of the Additional Equipment for TVN on terms and conditions that are no less favorable than those offered to TVN by such other sources and provided further that 4MC notifies TVN that 4MC elects to exercise such option within three (3) business days of its grant (or if TVN has an immediate need for certain Additional Equipment, 4MC shall have the same period of time as other sources to provide such Additional Equipment, and if 4MC fails to provide such Additional Equipment within such specified period of time, TVN may obtain such Additional Equipment from another source). So long as 4MC can provide such Additional Equipment to TVN on terms and conditions no less favorable than those offered by other sources, TVN shall obtain the Additional Equipment from 4MC (or any source for which 4MC is acting as an agent or representative), and 4MC shall use its best efforts to supply the same and TVN shall pay 4MC an amount not less than the rate that would have been charged by a third party. 4MC shall give TVN or its designee 24-hour per day access to such Additional Equipment.

          (b) If 4MC elects not to secure the Additional Equipment for TVN, with the exception of uplink service equipment, TVN may then rent or lease the Additional Equipment from any outside source engaged by TVN, provided such Additional Equipment is reasonably compatible with the existing Equipment located at the Facility and is delivered to 4MC in good and proper working order. Any Additional Equipment installed from an outside source engaged by TVN shall be installed and maintained at TVN's expense and liability or, if TVN elects, TVN may engage 4MC to install and maintain such Additional Equipment. Notwithstanding the foregoing, if any Additional Equipment to be installed in the Facility relates to network origination services, then 4MC shall timely install and maintain such Additional Equipment. 4MC shall have the right to inspect the Additional Equipment prior to installation to confirm that such Additional Equipment is not defective and is reasonably compatible with the existing Equipment required pursuant to this Agreement. TVN shall be solely responsible for any damages to the Additional Equipment and/or any materials supplied by TVN hereunder which are a direct result of any installation of Additional Equipment by a person or an entity other than 4MC or 4MC's designee. Further, TVN shall be liable to 4MC for any damages to 4MC's equipment, personnel and/or the Facility which are directly caused by such installation by a person or an entity other than 4MC or 4MC's designee.

     8.4  Additional Personnel. TVN may request that additional personnel
          --------------------
be added to the New Services Personnel complement provided by 4MC at any time and from time to time. 4MC shall comply with the provisions of Section 6.3(e) (which deals with replacement personnel) in connection with providing additional New Services Personnel pursuant to TVN's request (except that the Notice shall include the proposed total compensation of such additional personnel). If the proposed total compensation for any additional New Services Personnel falls within the Personnel Budget, then TVN shall not be required to make any additional payments to 4MC on account of such additional personnel. To the extent that any or all of the total compensation of such additional personnel, when added to the aggregate existing compensation of New Services Personnel, is in excess of the Personnel Budget, any such excess amount shall be billed to, and payable by, TVN.

     8.5  Overtime, Weekend and Holiday Hours. TVN shall pay overtime hours
          -----------------------------------
for services worked by any or all Editors and MPEG Encoding Operators (as defined in Exhibit "I") in excess of their regular hours in accordance with the schedule attached hereto as Exhibit "O." The fee for any overtime hours, weekend hours or holiday hours shall be prorated to the quarter-hour.

     8.6  Additional Services. From and after the Commencement Date, TVN shall
          -------------------
have the right, but not the obligation, to use all other services and/or equipment and/or facilities of 4MC and/or its affiliates, including without limitation, editing, titling, duplication, sound editing, graphics, production and post-production services, not otherwise provided hereunder in connection with TVN's production, post-production and network origination activities. TVN shall be given scheduling priority over other customers of 4MC and its affiliates (i.e., if TVN and another customer simultaneously request the same services and/or equipment and/or facilities, TVN shall be given priority). Notwithstanding the foregoing, 4MC shall have no obligation to "bump" a customer that has previously scheduled services and/or equipment and/or facilities in favor of TVN. In consideration for 4MC's provision of such additional services and/or equipment and/or facilities, 4MC shall charge TVN the prices set forth on the rate card attached hereto as Exhibit "P."


9.   Default and Remedies; Termination.
     ---------------------------------

     9.1  Payment Default. In the event of TVN's failure to pay any amounts
          ---------------
hereunder when due, TVN shall be in default of this Agreement and 4MC shall deliver to TVN written notice of TVN's payment default (the "Payment Notice"). TVN shall then have five (5) business days from the date of receipt of such Payment Notice to pay such delinquent amounts. A "Payment Default" shall be deemed to exist if such payment is not received by 4MC within five (5) business days after TVN's receipt of the Payment Notice, and upon such Payment Default, interest shall accrue on any delinquent amounts due hereunder at the rate of one and one-half percent (1-1/2 %) per month, and 4MC shall have the right to terminate this Agreement by written notice to TVN and, in 4MC's sole option, cease all Original and Interim Services, or New Services (if they have begun), for TVN without incurring any liability on 4MC's part, and terminate the Sublease. In the event of a termination of this Agreement pursuant to a Payment Default, TVN shall remain liable for any unpaid Fees and charges and all Fees and charges that would have been due for the remainder of the Term, or the applicable Renewal Term, had no Payment Default occurred, subject to (a) the provisions of Section 9.5 herein, and (b) application of a present value discount at the rate of six percent (6%). All such Fees and charges shall be due and payable within seven (7) days after TVN's receipt of the termination notice.

     9.2  Other TVN Default. Upon the occurrence of the following: (a) any
          -----------------
material breach of TVN's warranties or covenants in Section 14.1 herein or any other representation, warranty or covenant contained herein; or (b) any default under the Fiscal 1997 Note, the Fiscal 1998 Note or the Sublease; or (c) if TVN or any parent or subsidiary of TVN shall seek relief under any applicable bankruptcy statute, is placed in receivership, makes an assignment for the benefit of creditors or commences a winding up or termination of its business (each, a "TVN Default" hereunder), 4MC shall deliver written notice to TVN of such TVN Default (the "TVN Default Notice"). TVN shall have five (5) business days from the date of receipt of the TVN Default Notice to cure such TVN Default, or if such TVN Default is not capable of cure within such five (5) business day period, TVN shall have an additional ten (10) business days to cure such default. If TVN fails to cure such TVN Default within such five (5) business day period (or, if applicable, within the additional ten (10) business day period), 4MC, at its sole option, may terminate this Agreement by written notice to TVN and cease all Interim Services and New Services to TVN without incurring any liability on 4MC's part, and terminate the Sublease. TVN acknowledges that any payment default described in Section 9.2(b) is curable within five (5) business days of receipt of the TVN Default Notice. Notwithstanding the foregoing, upon a TVN Default under Section 9.2(c), 4MC may immediately terminate this Agreement upon written notice to TVN and cease all Original and Interim Services, or New Services (if they have begun) for TVN. Upon termination of this Agreement due to a TVN Default, TVN shall remain liable for any unpaid Fees and charges and all Fees and charges that would have been due for the remainder of the Term, or the applicable Renewal Term, had no TVN Default occurred, subject to (a) the provisions of Section 9.5 herein, and (b) application of a present value discount at the rate of six percent (6%). All such Fees and charges shall be due and payable within seven (7) days after TVN's receipt of the termination notice.

     9.3  4MC Default; TVN Termination. In addition to any other termination
          ----------------------------
rights TVN may have under this Agreement, upon the occurrence of the following:
(a) any material breach of 4MC's warranties or covenants in Section 14.2 or any other representation, warranty or covenant of 4MC contained herein, or (b) if 4MC or its parent shall seek relief under any applicable bankruptcy statute, is placed in receivership, makes an assignment for the benefit of creditors or commences a winding up or termination of its business (each a "4MC Default"), TVN shall deliver written notice to 4MC of such 4MC Default (the "4MC Default Notice"). 4MC shall have five (5) business days from the date of receipt of the 4MC Default Notice to cure such 4MC Default, or if such 4MC Default is not capable of cure within such five (5) business day period, 4MC shall have an additional ten (10) business days to cure such default. 4MC acknowledges that nothing in this Section 9.3 shall (a) limit the performance standards and specifications with which 4MC must comply pursuant to Article 12 herein and the credits and termination rights contained therein or (b) limit or affect the penalty provisions contained in Section 5.3. If 4MC fails to cure such 4MC Default within such five (5) business day period (or, if applicable, within the additional ten (10) business day period), TVN may, at its sole option, immediately terminate this Agreement upon written notice to 4MC, in which event
(a) TVN shall have the right to acquire the Equipment in accordance with the provisions of Section 9.6 herein, and (b) TVN shall remain liable for any unpaid Fees and charges owing to the date of termination (less any damages, including moving costs, incurred by TVN). Notwithstanding TVN's termination of this Agreement under this Section 9.3, (x) the Sublease shall not automatically terminate, but may be terminated at TVN's sole discretion, provided that TVN delivers written notice to 4MC at least four (4) months prior to the date TVN desires to terminate the Sublease, and (y) if TVN desires to acquire the Equipment as provided in Section 9.6 and assumes responsibility for the New Services, 4MC shall use its best efforts to permit TVN to continue to occupy the Sixth Floor Space and the Basement Space for a period of time equal to the remainder of the Term (or, if such termination occurs during a Renewal Term, the remainder of such Renewal Term), either by requesting that the Master Landlord enter into a direct lease with TVN for such space or by subleasing the Sixth Floor Space and the Basement Space to TVN. If TVN terminates this Agreement in accordance with the provisions of this Section 9.3 or Sections 5.3, 6.2(e), 12.3 or 15.2, TVN shall remain liable for any unpaid Fees and charges for services rendered by 4MC prior to the date of such termination (less any damages, including moving costs, incurred by TVN), which Fees and charges shall be due and payable within seven (7) days after the date of TVN's termination notice, but shall not be liable for any Fees and charges that would have been due for services for the remainder of the Term. If TVN terminates this Agreement for any other reason, TVN shall remain liable for any unpaid Fees and charges and all Fees and charges that would have been due for the remainder of the Term, or the applicable Renewal Term, subject to : (a) the provisions of Section 9.5 herein, and (b) application of a present value discount at the rate of six percent (6%). All such fees and charges shall be due and payable within seven (7) days after the date TVN terminates this Agreement. If TVN terminates this Agreement by reason of a 4MC Default, 4MC will cooperate with, and use its best efforts to assist, TVN to achieve the least disruptive transition, over a reasonable period of time, to another facility and another services provider of TVN's choice (unless TVN opts to acquire the Equipment, remain at the Facility and assume responsibility to provide its own comparable services), and 4MC shall continue to supply as many of the New Services as it is capable of continuing to provide, at a pro rata Monthly Fee rate, until the move to another facility is completed by TVN (which date shall in no event be later than twelve [12] months after the date of 4MC's receipt of TVN's termination notice).

     9.4  Disputed Amounts. With respect to any adjustments based upon Equipment
          ----------------
Expenditures as described in Section 8.2 or other payments owed by TVN to 4MC pursuant to invoices prepared by 4MC hereunder, TVN shall have the right to reasonably contest any such invoices (within thirty [30] days of receipt of such invoices) by requiring 4MC to provide written documentation substantiating any such invoices. To the extent the parties cannot agree on a particular invoice, both parties shall submit the relevant calculations and any relevant documentation to a mutually approved independent third party accounting firm of national standing who shall promptly render its decision as to the appropriate payment obligation in writing, which decision shall be final and binding on the parties. The fees and costs of such accounting firm shall be shared equally by 4MC and TVN. Payment of any contested amount shall be made within ten (10) days of TVN's receipt of the independent third party accounting firm's written decision, such payment to be in the amount specified in such written decision. Notwithstanding the foregoing, TVN acknowledges that it shall have no offset rights with respect to the Interim Monthly Fee and the Monthly Fee.

     9.5  Duty to Mitigate. If either party terminates this Agreement due to the
          ----------------
other party's default or for any other reason, the non-defaulting party's rights and remedies shall be subject to such party's obligation to use reasonable efforts to mitigate such party's damages, including without limitation, 4MC using reasonable efforts to secure replacement customers to utilize the Facility, the Equipment and/or the New Services during the period remaining under the Term and/or using reasonable efforts to sell the Equipment and/or TVN finding replacement service providers to provide services substantially equivalent to the New Services, as applicable.

     9.6  TVN's Option to Acquire Equipment Upon 4MC Default. If TVN delivers a
          --------------------------------------------------
termination notice to 4MC based upon a 4MC Default, then TVN shall have the right and option to acquire the Equipment listed on Exhibit "J", as amended from time to time, and the Additional Capital Equipment by TVN's delivery of written notice to 4MC, within five (5) days after the date of the termination notice, of TVN's desire to exercise such option to acquire the Equipment.

          (a) If 4MC owns the Equipment, then the purchase price for the Equipment and the Additional Capital Equipment shall be the undepreciated net book value of the Equipment and the Additional Capital Equipment as of the date of purchase (based upon straight line depreciation calculated over sixty [60] months (without reference to salvage value)) plus the fourteen percent (14%) residual value of the Equipment and the Additional Capital Equipment. Concurrently with TVN's delivery of such sum to 4MC, 4MC shall assign and deliver to TVN a bill of sale in form acceptable to TVN conferring good and marketable title to all of the Equipment and the Additional Capital Equipment, free and clear of all liens and encumbrances (it being understood that 4MC's delivery of the Equipment and the Additional Capital Equipment free and clear of encumbrances shall occur as soon as practicable after 4MC's lender has released its lien on the Equipment and the Additional Capital Equipment, which release it shall be 4MC's responsibility to obtain from such lender).

          (b) If 4MC leases the Equipment and the Additional Capital Equipment under equipment leases and/or other financing documents, then 4MC shall use its best efforts to cause all such equipment leases to be assigned to TVN. If the applicable equipment lessors will not permit such assignment, then 4MC shall keep all such leases in full force and effect if and only if TVN timely pays all monthly lease fees (and any other applicable fees in connection with such lease) to 4MC, at which time 4MC will timely forward all such fees to the applicable equipment lessor. TVN will assume any and all obligations under the applicable equipment leases with respect to maintenance of the Equipment and the Additional Capital Equipment. At the end of the applicable lease term, TVN shall timely pay the residual value of the Equipment and the Additional Capital Equipment to 4MC, at which time 4MC will timely forward such amount to the applicable equipment lessor. Upon 4MC's acquisition of the Equipment and the Additional Capital Equipment upon payment of such residual value, 4MC will timely transfer title to the Equipment and the Additional Capital Equipment to TVN by delivery of a bill of sale in form acceptable to TVN, free and clear of all liens and encumbrances (it being understood that 4MC's delivery of the Equipment and the Additional Capital Equipment free and clear of encumbrances shall occur as soon as practicable after 4MC's lender has released its lien on the Equipment and the Additional Capital Equipment, which release it shall be 4MC's responsibility to obtain from such lender).

          (c) The parties acknowledge that if TVN exercises its option to acquire the Equipment and the Additional Capital Equipment pursuant to this
Section 9.6, TVN shall acquire all of the Equipment listed on Exhibit "J (except for the generator, which shall be excluded from such acquisition unless the provisions of Section 19.5 are applicable), and shall not have the right to acquire less than all of the Equipment and Additional Capital Equipment.

10.  Facility Security
     -----------------

     10.1   Generally. In order to secure the Facility, 4MC shall issue a badge
            ---------
or other form of identification to all personnel authorized to access the technical, non-business office sections of the Facility. The badge or other form of identification shall display the name and photograph of the authorized person. TVN acknowledges that certain escorted guests of 4MC and/or its affiliates may be issued temporary badges and may be allowed limited access to the Facility (subject to TVN's prior approval, which shall not be unreasonably withheld). 4MC acknowledges that TVN's refusal to permit access either (a) to persons engaged in competitive activity with TVN or (b) during periods of heavy activity within the Facility shall be deemed reasonable. All Facility access doors shall be protected by key card locks or a security key pad system. An access log reporting all access activity and all persons entering the Facility will be available to TVN. Notwithstanding the foregoing, under no circumstances shall TVN and/or its personnel interfere in any manner with 4MC's provision of services, facilities, personnel and equipment to other customers of 4MC. TVN further covenants that (a) neither it nor any of its personnel shall utilize such right of access for any purposes other than in connection with the terms and conditions of this Agreement and (b) TVN and its personnel shall be subject to all security measures implemented by 4MC pursuant to the terms of this Agreement, including, without limitation, those security measures described in this Section 10. Visitors will only be permitted after sign-in and with security badges; notwithstanding the foregoing, no visitors shall be permitted to visit or tour the Facility without TVN's prior approval.

     10.2   Additional Security Measures. As soon as practicable after this
            ----------------------------
Agreement is executed, the entire Building shall be fully secured, with access only to employees, clients, vendors of TVN and 4MC, as well as guests approved by TVN and 4MC, respectively.

11.  Maintenance
     -----------

     4MC shall maintain the Equipment at a level of performance that is, at a minimum, consistent with the relevant Equipment manufacturer's specifications. A mutually agreed-upon maintenance schedule will be documented and implemented by 4MC during the Term. TVN acknowledges that portions of the New Services may be temporarily interrupted for brief 4MC maintenance periods for all support equipment operating on a full-time basis, in accordance with such maintenance schedule. Notwithstanding the foregoing, in no event will TVN be taken off the air or sustain a Service Interruption as a result of such maintenance.

12.  Service Interruption
     --------------------

     12.1   Service Interruptions. A "Transmission Service Interruption" is
            ---------------------
defined as a loss of signal in a transmission (uplink) channel where the transmitted radio frequency signal is absent or significantly degraded (without regard to the number of programs on a particular transmission channel). A "Program Channel Service Interruption" is defined as a loss of signal in a Program Channel (as defined in Exhibit "D") where the video and/or audio associated with the Program Channel is absent or significantly degraded. A Transmission Service Interruption and a Program Channel Service Interruption are each defined as a "Service Interruption." 4MC shall immediately notify TVN in writing of a suspected or actual Service Interruption (the "Interruption Notice"). Within two (2) business days after 4MC's delivery of the Interruption Notice, 4MC shall deliver a "discrepancy report" to TVN, which shall state the nature of the discrepancy, the estimated duration, date and time thereof (or, actual, if known), and the steps taken by 4MC to remedy such discrepancy. Subject to Sections 12.2 and 12.4, if (a) there exists a greater than .01% Transmission Service Interruption per Digital Transmission Channel (as defined in Exhibit "D") in any given month, and/or (b) if there exists a greater than
 .10% Transmission Service Interruption per Analog Transmission Channel (as defined in Exhibit "D") in any given month, and/or (c) if there exists a greater than .01% Program Channel Service Interruption per Program Channel in any given month (with respect to those Program Channels that are protected by a Program Channel of the second (back-up) SeaChange Server (or other digital server)) and/or (d) if there exists a greater than .10% Program Channel Service Interruption per Program Channel in any given month (with respect to those Program Channels that are not protected by a Program Channel of the second ( back-up) SeaChange Server (or other digital server)), then TVN shall be entitled to a credit for such Service Interruption (a "Service Interruption Credit") as calculated below. All Service Interruption Credits shall be set forth in the next billed invoice that follows the Service Interruption.

     12.2   Service Interruption Credit. If a Service Interruption occurs, 4MC
            ---------------------------
shall issue a Service Interruption Credit to TVN based on the following table:

--------------------------------------------------------------------------------
    NUMBER OF MINUTES          FOR EACH             FOR EACH PROGRAM
       OF SERVICE             TRANSMISSION             CHANNEL
      INTERRUPTION              CHANNEL
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      1-5  minutes             $50 per minute          $20 per minute
--------------------------------------------------------------------------------
      6-10 minutes             $75 per minute          $30 per minute
--------------------------------------------------------------------------------
     11-30 minutes            $150 per minute          $60 per minute
--------------------------------------------------------------------------------
     31-45 minutes            $200 per minute          $80 per minute
--------------------------------------------------------------------------------
     46-60 minutes            $250 per minute         $100 per minute
---------------------------------------- ---------------------------------------
     61-90 minutes            $300 per minute         $120 per minute
---------------------------------------- ---------------------------------------
   over 90 minutes            $400 per minute         $160 per minute
---------------------------------------- ---------------------------------------

     The above table sets forth the amount of credit for the incremental minutes of a Service Interruption shown in the column labeled "Number of Minutes of Service Interruption". For example, if a Service Interruption of one Transmission Channel occurs for eighteen (18) minutes in duration, then the Service Interruption Credit would be calculated as follows: five (5) minutes at Fifty Dollars ($50) per minute, equaling Two Hundred Fifty Dollars ($250); five
(5) minutes at Seventy-Five Dollars ($75) per minute, equaling Three Hundred Seventy-Five Dollars ($375); and eight (8) minutes at One Hundred Fifty Dollars ($150) per minute, equaling One Thousand Two Hundred Dollars ($1,200), for a total Service Interruption Credit of One Thousand Eight Hundred Twenty-Five Dollars ($1,825).

     In addition to the Service Interruption Credit, 4MC shall credit TVN an amount equal to the actual monetary damages and demonstrable lost revenue due to such Service Interruption, for which TVN must provide to 4MC reasonable documentation within thirty (30) days after such damage or loss. Any credit granted to TVN shall be first applied to the current Monthly Fee. Notwithstanding the foregoing, TVN shall be limited to a maximum aggregate credit hereunder (including Service Interruption Credits and lost revenue credits) of One Hundred Fifty Thousand Dollars ($150,000) in any twelve-month period during the Term.

     12.3   Continuous Service Failure. If at any time during the Term (a) there
            --------------------------
shall be a Service Interruption which continues for a period of two (2) consecutive days or (b) if in any twelve (12)-month period there shall be two
(2) or more non-continuous Service Interruptions, each of which interruption continues for a period of twelve (12) hours or (c) if in any twelve (12)-month period there shall be three (3) or more non-continuous Service Interruptions, each of which interruption continues for a period of three (3) or more hours (any of (a), (b) or (c), a "Continuous Service Failure"), then TVN shall have the right to immediately terminate this Agreement upon written notice to 4MC.

     12.4   Exception for SeaChange System; Other Causes of Service
            -------------------------------------------------------
Interruptions. The parties acknowledge and agree that the SeaChange System which
-------------
4MC is currently attempting to implement as part of the New Services is new and untested technology; therefore, TVN shall not be entitled to any Service Interruption Credit due to Service Interruptions caused by or involving the SeaChange System or the Alternate Server System, until the parties agree that a fully operative digital server system has been implemented. In addition, TVN shall not be entitled to any Service Interruption Credit nor to terminate this Agreement in the event of a Continuous Service Failure if (a) there has been a significant server system upgrade requested by TVN or required by the manufacturer and such Service Interruption or Continuous Service Failure occurs as a result of such significant server system upgrade during the ninety (90)-day period following the implementation of such significant system upgrade, or (b) if there has been a manufacturer's software upgrade or any other upgrade other than an upgrade described in subparagraph (a) of this Section 12.4 and such Service Interruption or Continuous Service Failure occurs as a result of the manufacturer's software upgrade or such other upgrade during the thirty (30) day period following the implementation of such upgrade. TVN shall be entitled to terminate this Agreement in the event of a Continuous Service Failure caused by the failure of such digital server system, if such Continuous Service Failure occurs at any time after the Actual Commencement Date, subject to the terms of the prior sentence. In addition, TVN shall have no right to Service Interruption Credits and/or termination of this Agreement if a Service Interruption or a Continuous Service Failure is caused by TVN's actions or omissions to act where such actions or omissions are required hereunder, or by any equipment provided by TVN, or any equipment or material provided by third parties who have contracted with TVN, and were not provided by 4MC. TVN shall have no right to Service Interruption Credits and/or termination of this Agreement, nor shall 4MC be deemed in default hereunder, if a Service Interruption and/or a Continuous Service Failure is caused by the failure of any equipment or other property provided by TVN to 4MC under this Agreement, including the equipment set forth on Exhibit "K", as well as the satellite receivers and any other equipment and property of TVN located at the Facility, to be "Year 2000 Compliant" (as hereinafter defined).

13.  Playboy Services Severable
     --------------------------

     The Playboy AdultVision origination playback and monitoring service (the "Playboy Service") provided to TVN shall be included as part of the New Services at no increase in the Monthly Fee; provided, however, that the Playboy Service
                                   --------  -------
is terminable by TVN upon forty-five (45) days prior written notice. In the event the Playboy Service is cancelled by TVN, the Monthly Fee shall be reduced by $10,000 per month. Any termination of the Playboy Service by TVN hereunder shall be independent of the rights and duties of the parties hereunder, and this Agreement shall continue in full force and effect notwithstanding such termination.

14.  Representations, Warranties and Covenants
     -----------------------------------------

     14.1   Of TVN.  TVN hereby represents, warrants and covenants to 4MC as
            ------
follows:

            (a) TVN is in compliance and will continue to comply with all applicable governmental laws, rules, regulations and administrative requirements relating to this Agreement, possesses all licenses, permits or other authorizations or exemptions necessary to effectuate the terms of this Agreement, and shall maintain all such licenses, permits and other similar authorizations in good standing as may be required by the appropriate governmental authorities.

            (b) To the best of TVN's knowledge, (i) the material to be transmitted, received or otherwise processed by 4MC for TVN shall not infringe upon the rights of third parties; (ii) TVN has and will continue to have all necessary consents, approvals, licenses and other rights from third parties (including governmental agencies) required for the transmission, reception and other processing of such material; and (iii) such material will not be defamatory.

            (c) TVN has the full power and authority to enter into this Agreement.

     14.2   Of 4MC. 4MC represents, warrants and covenants to TVN as follows:
            ------

            (a) 4MC is in compliance and will continue to comply with all applicable governmental laws, rules, regulations and administrative requirements relating to this Agreement, possesses all licenses, permits or other authorizations or exemptions necessary to effectuate the terms of this Agreement, and shall maintain all such licenses, permits and other similar authorizations in good standing with the appropriate governmental authorities.

            (b) 4MC has the full power and authority to enter into this Agreement.

            (c) The Equipment complies with all applicable manufacturers specifications, and will continue to so comply during the Term.

            (d) Any unionization of 4MC (or any of its affiliates) will not adversely affect nor interfere with 4MC's performance of the New Services, or any of TVN's rights hereunder.

            (e) 4MC has the full and complete right and authority to provide the

Interim Services and New Services at the Facility.

            (f) All Equipment, Additional Capital Equipment (if such equipment is being used to provide the New Services) and other equipment and property utilized by 4MC to provide the New Services (except for the equipment and property provided by TVN for 4MC's use hereunder), any of which constitutes, contains, or relies upon computer software, computer firmware, computer hardware (whether general or special purpose or imbedded) and other similar or related items of automated, computerized and/or software systems, are "Year 2000 Compliant". As used in this Agreement, the term "Year 2000 Compliant" means that the equipment and property is able to perform all of the following functions:
(i) handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates; (ii) function accurately and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century; (iii) respond to two-digit year-date input in a way that resolves the ambiguity as to century in a disclosed, defined, and predetermined manner; and (iv) store and provide output of date information in ways that are unambiguous as to century.

15.  Limitation of Liability
     -----------------------

     15.1   Limitation of Liability. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH
            -----------------------
HEREIN, EACH PARTY'S LIABILITY FOR ANY DAMAGES ARISING OUT OF, RESULTING FROM, OR RELATED TO THE PROVISION OR USE OF THE NEW SERVICES, INCLUDING WITH LIMITATION, LIABILITIES ARISING OUT OF NEGLIGENCE, MISTAKES AND OMISSIONS, INTERRUPTIONS, DELAYS, ERRORS OR OTHER DEFECTS IN THE NEW SERVICES OR FAILURE TO FURNISH THE NEW SERVICES, WHETHER CAUSED BY ACTS OF COMMISSION OR OMISSION, SHALL BE LIMITED TO THE CHARGE ALLOCABLE TO, OR THE MONTHLY FEE FOR, SUCH FAULTY OR DEFECTIVE NEW SERVICE, UNLESS SUCH DAMAGE IS THE RESULT OF GROSS NEGLIGENCE, RECKLESSNESS OR WILLFUL MISCONDUCT. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES.

     15.2   Force Majeure Event. NOTWITHSTANDING THE PROVISIONS OF SECTION 15.1
            -------------------
ABOVE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY LOSS OF, DEFECTS IN OR ANY INABILITY TO FURNISH THE ORIGINAL, INTERIM OR NEW SERVICES DUE TO ACTS OF GOD; NATURAL DISASTER OR CATASTROPHE; ACTS OF GOVERNMENT; WARS; RIOTS; STRIKES, LOCKOUTS OR OTHER LABOR DIFFICULTY INVOLVING OR DIRECTED AT ANY PARTY

OTHER THAN 4MC, ITS PARENT COMPANY AND/OR ANY OF ITS AFFILIATES; OR ANY OTHER CAUSES BEYOND THAT PARTY'S CONTROL (EACH OF THE ABOVE EVENTS TO BE REFERRED TO AS A "FORCE MAJEURE" EVENT), NOR SHALL TVN BE LIABLE FOR PAYMENT OF THE MONTHLY FEE DURING A FORCE MAJEURE EVENT. NOTWITHSTANDING THE FOREGOING, IF A FORCE MAJEURE EVENT CONTINUES FOR A MINIMUM OF TWENTY (20) DAYS AND 4MC IS UNABLE TO PERFORM ITS OBLIGATIONS HEREUNDER DURING SUCH TIME, THEN TVN, IN ITS SOLE DISCRETION, MAY TERMINATE THIS AGREEMENT UPON WRITTEN NOTICE TO 4MC.

     15.3  Warranties Disclaimed. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH
           ---------------------
HEREIN, ANY AND ALL EXPRESS AND IMPLIED WARRANTIES RELATING TO THE NETWORK ORIGINATION, UPLINK AND POST-PRODUCTION SERVICES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A SPECIFIC PURPOSE OR USE, ARE EXPRESSLY DISCLAIMED.

16.  Indemnification
     ---------------

     16.1  Indemnification by 4MC.  4MC shall defend, indemnify and hold
           ----------------------
harmless TVN, its affiliates and their respective officers, directors, shareholders, employees, agents and successors from and against any and all claims, demands, suits, judgments, losses, damages or expenses of any nature whatsoever (including reasonable attorneys' fees) (collectively, "Claims") of any sort for which TVN may be liable to any third party which relate to or arise or result from (a) the interference by the operations of 4MC hereunder with any third-party satellite user (b) 4MC's failure to maintain necessary licenses, (c) injury to persons, damage to property or other claims resulting from any act or omission of 4MC in connection with 4MC's provision of services hereunder, and
(d) 4MC's breach of any material representation, warranty or covenant contained herein. This indemnification obligation shall survive any termination of this Agreement.

     16.2  Indemnification by TVN. TVN shall defend, indemnify and hold harmless
           ----------------------
4MC, its affiliates and their respective officers, directors, shareholders, employees, agents and successors from and against any and all Claims of any sort for which 4MC may be liable to any third party which relate to or arise or result from (a) the content of any programming transmitted, received or otherwise processed by 4MC pursuant to this Agreement, including without limitation, any claim for libel, slander, copyright infringement,(b) any other claims resulting from any act or omission of TVN or patrons, suppliers or clients of TVN relating to the services to be performed hereunder , and (c) TVN's breach of any material representation, warranty or covenant contained herein.

This indemnification obligation shall survive any termination of this Agreement.

     16.3  Indemnification Procedure. In any case where either party seeks
           -------------------------
indemnification, the indemnified party shall notify the indemnifying party as promptly as possible of any claim, litigation, or threatened claim or litigation for which the indemnified party seeks indemnification; provided, however, that the failure by the indemnified party to promptly notify the indemnifying party of any such claim, litigation or threatened claim or litigation shall not affect indemnifying party's indemnification obligations unless indemnifying party can demonstrate actual prejudice caused by the delay in providing notice. The indemnifying party shall afford indemnified party the opportunity to participate in, and, at the indemnifying party's option, control, compromise, settle, defend, or otherwise resolve the claim or litigation (and neither party shall effect any such compromise or settlement without the prior written consent of the indemnifying party, which consent shall not be reasonably withheld), and the indemnified party shall cooperate with indemnifying party in the defense of such claim.

17.  Non-Hire.
     --------

     During the Term and for a period of one year thereafter, without the other party's express prior written approval, neither TVN nor 4MC shall, directly or indirectly, employ, attempt to employ, solicit for employment by others, or induce or attempt to influence a termination of employment by, any employee of the other party; or induce or attempt to induce a consultant or other independent contractor to sever that person's relationship with the other party; or assist any other person, firm or entity in the solicitation of any such consultant or employee.

18.  Confidential Information
     ------------------------

     18.1 4MC and TVN acknowledge that in the course of 4MC's provision of the New Services to TVN hereunder, either party may become acquainted with certain "Confidential Information" of the other party. "Confidential Information" of either party shall mean any information relating to such party's business, business concepts, and/or ideas relating to programming and/or other products, including all intellectual property pertaining to the foregoing (regardless of the stage of development of such) (collectively the "Products"), which is not generally known other than by such party. Confidential Information may include, without limitation, the concepts, ideas, designs, formats, and contents of the New Services and the overall marketing and business plan with respect to the New Services; and may include, without limitation, engineering designs, technologies, designs, devices, outlines, sketches, videos, copyrights, and any actual or contemplated trademark, trade name or service mark. Each party agrees that it shall not use, disclose, disseminate or otherwise communicate, directly or indirectly, in whole or in part, during the term of this Agreement, any Confidential Information of the other party, except as necessary to implement the terms of this Agreement, without the other party's prior written consent, nor shall either party permit any of its representatives, subsidiaries, parent entity, or any third party person acting for or on its behalf, to do any of the foregoing. In addition, neither party shall reproduce or copy or summarize any Confidential Information of the other party without such other party's prior written consent in each instance. 4MC shall cause each and every staff member employed by 4MC pursuant to this Agreement, as well as any other 4MC employee who may have access to TVN's Confidential Information, to agree to be bound in writing by this Section 18. The obligations set forth in this Section 18 shall survive the termination or cancellation of this Agreement.

     18.2 Upon termination of the Term or any earlier termination of this Agreement pursuant to the terms hereunder, each party shall promptly return to the other party all manuals, documents, files, reports, programming, Confidential Information and any other data, materials or property belonging to such other party.

     18.3 TVN shall cause all of its employees who may have access to 4MC's Confidential Information to agree to be bound in writing by this Section 18.


19.  Options Upon Expiration of Term
     -------------------------------

     19.1 Reduced Monthly Fee During Renewal Term(s). Notwithstanding any
          ------------------------------------------
other provision of this Agreement to the contrary, the Monthly Fee during the Renewal Term(s) shall be reduced by an amount equal to the sum of (a) the actual aggregate documented Equipment Expenditures (incurred to the date ninety [90] days from and after the Commencement Date) divided by sixty (60) and (b) Sixteen Thousand Dollars ($16,000). By way of example, if the Monthly Fee during the first year of the first Renewal Term is Five Hundred Fourteen Thousand Dollars ($514,000) and the actual aggregate documented Equipment Expenditures total Ten Million Dollars ($10,000,000), then the Monthly Fee during the first year of the first Renewal Term would be Three Hundred Thirty-One Thousand Three Hundred Thirty Four Dollars ($331,334) ($514,000 minus the sum of $166,666 [$10,000,000 divided by 60] and $16,000).

     19.2 TVN's Option to Purchase Equipment. Within five (5) business days
          ----------------------------------
after the commencement of the first Renewal Term, TVN shall have the right to purchase all, but not less than all, of the Equipment listed on Exhibit "J", as amended from time to time, and the Additional Capital Equipment (except for the generator, which shall be excluded from such purchase unless the provisions of Section 19.5 are applicable), from 4MC for a purchase price of One Dollar ($1). Concurrently with TVN's delivery of such sum to 4MC (which shall occur within ten [10] business days after the commencement of the Renewal Term), 4MC shall assign and deliver to TVN a bill of sale in form acceptable to TVN conferring good and marketable title to all of the Equipment and the Additional Capital Equipment free and clear of all liens and encumbrances (it being understood that 4MC's delivery of the Equipment and the Additional Capital Equipment free and clear of encumbrances shall occur as soon as practicable after 4MC's lender has released its lien on the Equipment and the Additional Capital Equipment , which release it shall be 4MC's responsibility to obtain from such lender). From and after the date of TVN's purchase of the Equipment and the Additional Capital Equipment until the expiration of the Renewal Term(s), 4MC shall have the right to utilize the Equipment and the Additional Capital Equipment at the Facility in order to continue rendering the New Services for TVN hereunder, if TVN has renewed this Agreement for full service.

     19.3 Reduction of Services During Renewal Term(s). TVN shall have the
          --------------------------------------------
right to limit the services to be provided by 4MC during the Renewal Term(s) to uplink services performed using two 4MC uplink antennae and downlink services performed using two 4MC downlink antennae (which reduced services are more particularly described in Section 1.4 of Exhibit D), in which event the Monthly Fee shall be reduced to One Hundred Twenty-Five Thousand Dollars ($125,000) (for 15 uplink Transmission Channels) during the Renewal Term(s). TVN acknowledges that the reduced Monthly Fee shall cover 4MC's cost of providing the earth stations, UPS, and generator, but shall not cover the cost of air conditioning, electricity and the space to be occupied by TVN in the basement. TVN and 4MC shall negotiate the rental rate to be paid by TVN for such basement space. TVN shall be billed monthly for air conditioning and electricity costs. TVN acknowledges that its right to limit the services to be provided by 4MC during the Renewal Term(s) and to pay the reduced Monthly Fee as described in this
Section 19.3 (the "Reduced Services Option") shall only be available if (a) TVN delivers written notice to 4MC at least six (6) months prior to the expiration of the Term of TVN's exercise of the Reduced Services Option, and (b) TVN purchases all, but not less than all, of the Equipment listed on Exhibit "J", as amended from time to time, and the Additional Capital Equipment (except for the generator, which shall be excluded from such purchase unless the provisions of
Section 19.5 are applicable), from 4MC for a purchase price equal to (a) fourteen percent (14%) of the aggregate actual Equipment Expenditures (including all Additional Capital Equipment) up to the first Ten Million Dollars ($10,000,000) of such Equipment Expenditures, plus (b) One Dollar ($1.00) for all Equipment Expenditures (including Additional Capital Equipment), if any, in excess of Ten Million Dollars ($10,000,000) and up to Fifteen Million Dollars ($15,000,000)

(together, the "Equipment Buyout Price"). Concurrently with TVN's delivery of the Equipment Buyout Price to 4MC (which shall occur within ten [10] business days after the commencement of the first Renewal Term), 4MC shall assign and deliver to TVN a bill of sale in form acceptable to TVN, conferring good and marketable title to all of the Equipment and the Additional Capital Equipment free and clear of all liens and encumbrances (it being understood that 4MC's delivery of the Equipment and the Additional Capital Equipment free and clear of encumbrances shall occur as soon as practicable after 4MC's lender has released its lien on the Equipment and the Additional Capital Equipment, which release it shall be 4MC's responsibility to obtain from such lender).

     19.4 Equipment Purchase Option Upon Expiration. Upon the expiration of
          -----------------------------------------
the Term or any Renewal Term, TVN shall have the option to purchase all, but not less than all, of the Equipment and the Additional Capital Equipment (except for the generator, which shall be excluded from such purchase unless the provisions of Section 19.5 are applicable) for the Equipment Buyout Price, so long as TVN delivers written notice to 4MC no later than four (4) months prior to the expiration of the Term or the applicable Renewal Term of its desire to exercise such option. TVN acknowledges that all costs of removal of the Equipment from the Facility, if any, shall be borne by TVN.

     19.5 Best Efforts to Provide Stand-Alone Generator. 4MC shall use its best
          ---------------------------------------------
efforts to provide a stand-alone electrical generator capable of providing sufficient power for the New Services. If 4MC is successful in providing such a generator, then such generator shall be included in the Equipment to be purchased by TVN under Sections 9.6, 19.2, 19.3 and 19.4.

20.  Restrictions Regarding Provision of Certain Services
     ----------------------------------------------------

     4MC acknowledges that, with respect to any and/or all "Digital Services" (as hereinafter defined) to be provided at the Facility, 4MC shall not provide any Digital Services to an unaffiliated third party ("Third Party") at the Facility unless such Digital Services are performed in conjunction with TVN (if 4MC desires to provide such Digital Services), on terms to be negotiated in good faith between 4MC and TVN for such joint provision of Digital Services (including the allocation of certain fees and the obligation to share payment (as mutually agreed) of any new capital expenditures which 4MC must incur in connection with the provision of such Digital Services). For purposes of this
Section 20, "Digital Services" shall mean (a) playback of audio and video from a digital server, (b) digital compression services, and (c) satellite uplink services.

21.  Miscellaneous
     -------------

     21.1 Assignment and Subcontracting. Except as otherwise provided herein,
          -----------------------------
this Agreement is personal to each party and shall not be assigned or subcontracted in whole or in part without the prior written consent of the other, such consent not to be unreasonably withheld. Notwithstanding the foregoing, each party may assign this Agreement to its parent corporation, any other entity owned or controlled by such parent corporation, or any entity acquiring substantially all of the assets of a party, provided the assigning party remains liable for all obligations incurred hereunder prior to the effective date of any such permitted assignment. In addition, 4MC shall have the right to utilize third party subcontractors in connection with uplink and interconnect services, subject to TVN's approval, which approval shall not be unreasonably withheld.

     21.2 Notices. Any notice given under this Agreement, unless specifically
          -------
stated otherwise, shall be in writing and shall either be delivered in person or sent by overnight mail or express courier service, by registered or certified mail, postage prepaid, or by facsimile or telecopy transmission, direct to the attention of the party intended as the recipient at the address listed below. If delivered by messenger, service conclusively shall be deemed received on the date signed for delivery. If sent by registered or certified mail, postage prepaid and correctly addressed, service conclusively shall be deemed received three (3) business days after deposit with the United States postal service. If sent by overnight mail or express courier service, service shall conclusively be deemed received one (1) business day after prepaid dispatch, with a signed receipt, by a recognized overnight mail or express courier service. If sent by facsimile or telecopy transmission, service shall conclusively be deemed received on the date and at the time imprinted on any such notice by the receiving facsimile or telephone machine, with a copy also sent via overnight mail or express courier service. Either party may change its address by written notice to the other party.

          If to 4MC:            4MC-Burbank, Inc.
                                2813 W. Alameda Avenue
                                Burbank, CA 91505
                                Attn: James T. Conlon
                                Tel. No.: (818) 840-7156
                                Fax  No.: (818) 846-5197

         With a copy to:        Four Media Company
                                c/o POP
                                625 Arizona Avenue
                                Santa Monica, CA 90401

                                Attn:  William E. Niles, Esq.
                                Vice President and General Counsel
                                Tel. No.: (310) 587-1279
                                Fax  No.: (310) 587-1277
         and:                   Greenberg Glusker Fields Claman
                                & Machtinger LLP
                                1900 Avenue of the Stars
                                Suite 2100
                                Los Angeles, CA 90067
                                Attn: Jill A. Cossman, Esq.
                                Tel. No.: (310) 201-7420
                                Fax  No.: (310) 553-0687

         If to TVN:             TVN Entertainment Corporation
                                2901 West Alameda Avenue, 7th Floor
                                Burbank, CA 91505
                                Attn: Stuart Z. Levin
                                Tel. No.: (818) 526-5010
                                Fax  No.: (818) 526-5001

         With copies to:        TVN Entertainment Corporation
                                [same address as above]
                                Attn: Arthur Fields, General Counsel
                                Tel. No.: (818) 526-5020
                                Fax  No.: (818) 526-5001

         and:                   TVN Entertainment Corporation
                                [same address as above]
                                Attn: Gregory Pasetta, Senior Vice President
                                Tel. No.: (818) 526-5050
                                Fax  No.: (818) 526-5001

     21.3 Governing Law. The validity, interpretation and performance of this
          -------------
Agreement, and any dispute hereunder, shall be determined in accordance with the laws of the State of California, without regard to choice of law principles.

     21.4 Entire Agreement. This Agreement and all exhibits, which are
          ----------------
incorporated herein and made part hereof, contain the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, negotiations, representations and proposals, written or oral, relating to its subject matter. Each party hereby acknowledges that any and all representations, warranties, covenants and agreements made by such party and contained in any exhibit to this Agreement are hereby expressly binding upon such party. This Agreement may not be modified except by an agreement in writing signed by both parties. Neither party shall be bound by or liable to the other party for any representation, promise or inducement made by an agent or person in the other party's employment which is not embodied in this Agreement.

     21.5 Waiver of Breach. No forbearance by either party to enforce any
          ----------------
provision or to give notice of the breach of any provision of this Agreement shall constitute a waiver of such provision or right or be deemed to effect an amendment or modification of this Agreement.

     21.6 Independent Contractor. The parties hereto acknowledge that 4MC is
          ----------------------
an independent contractor and nothing contained herein shall be deemed to create, and the parties hereto do not intend to create, any relationship of employer/employee, partnership, joint venture or agency, nor shall any similar relationship be deemed to exist between them.

     21.7 Confidentiality. The rates, terms and conditions of this Agreement
          ---------------
are confidential to the parties and their respected affiliates, attorneys, agents and major lenders and, except as required by law, shall not be disclosed by either party to any other entity or individual without the prior written consent of the other party, which consent may be withheld in the sole and absolute discretion of such other party. Either party may, however, disclose the existence of this Agreement.

     21.8 Disputed Matters; Arbitration. Any controversy, claim or dispute
          -----------------------------
arising out of or in any way relating to this Agreement or the alleged breach thereof shall be determined by binding arbitration by a retired California Superior Court or Court of Appeal Judge selected by the American Arbitration Association under its Commercial Arbitration Rules ("Rules") which are in effect at the time of the arbitration or the demand therefor. The Rules are hereby incorporated by reference. California Code of Civil Procedure (SS)1283.05, which provides for certain discovery rights, shall apply to any such arbitration, and said code section is also hereby incorporated by reference. In reaching a decision, the arbitrator shall have no authority to change, extend, modify or suspend any of the terms of this Agreement. The arbitration shall be commenced and heard in Los Angeles County, California. The arbitrator(s) shall apply the substantive law (and the law of remedies, if applicable) of California or federal law, or both, as applicable to the claim(s) asserted. Judgment on the award may be entered in any court of competent jurisdiction, even if a party who received notice under the Rules fails to appear at the arbitration hearing(s). The parties may seek, from a court of competent jurisdiction, provisional remedies or injunctive relief in support of their respective rights and remedies hereunder without waiving any right to arbitration. However, if any party seeks or obtains such provisional remedy, an arbitration hereunder shall also be commenced and, if necessary, the merits of the controversy or claim and/or the determination of an appropriate permanent remedy shall be settled by arbitration in accordance with this Agreement.

     21.9  Severability. If any provision of this Agreement is void or
           ------------
unenforceable or violates any applicable law, rule or regulation, such provision shall in no way affect any other provision of this Agreement, or the validity or enforceability of this Agreement.

     21.10 Counterparts. This Agreement may be executed in one or more
           ------------
counterparts, each of which shall be deemed an original and all of which taken together shall constitute one agreement.

     21.11 Definitions. The following terms are defined in the sections
           -----------
indicated below:

          (a)  "4MC" is defined in Article I.

          (b)  "4MC Campus" is defined in Section 6.2(e).

          (c)  "4MC Default" is defined in Section 9.3.

          (d)  "4MC Default Notice" is defined in Section 9.3.

          (e)  "Actual Commencement Date" is defined in Section 5.2.

          (f)  "Additional Capital Equipment" is defined in Section 8.2(b).

          (g)  "Additional Equipment" is defined in Section 8.3(a).

          (h)  "Alternate Server System" is defined in Section 5.4.

          (i)  "Analog Transmission Channel" is defined in Exhibit "D."

          (j)  "Basement Floor Plan" is defined in Section 6.2.

          (k)  "Building" is defined in Section 6.2.

          (l)  "Buildout Cost Estimate" is defined in Section 6.2(b).

          (m)  "Calculation Date" is defined in Section 8.2(a).

          (n)  "Claims" is defined in Section 16.1.

          (o)  "Compact" is defined in Section 2.1.

          (p)  "Confidential Information" is defined in Section 18.1.

          (q)  "Continuous Service Failure" is defined in Section 12.3.

          (r)  "Cost Estimate" is defined in Section 8.2(b).

          (s)  "Difference"is defined in Section 8.2(a).

          (t)  "Digital Services" is defined in Section 20.

          (u)  "Digital Transmission Channel" is defined in Exhibit "D."

          (v)  "Equipment" is defined in Section 6.4.

          (w)  "Equipment Budget" is defined in Section 8.2.

          (x)  "Equipment Buyout Price" is defined in Section 19.3.

          (y)  "Equipment Expenditures" is defined in Section 8.2.

          (z)  "Facility" is defined in Section 6.2.

          (aa) "Facility Failure" is defined in Section 5.3.

          (ab) "Fee" is defined in Section 8.1(g).

          (ac) "First Commencement Notice" is defined in Section 5.2.

          (ad) "Fiscal 1997 Note" is defined in Section 2.3.

          (ac) "Fiscal 1998 Note" is defined in Section 8.1(a).

          (af) "Floor Plans" is defined in Section 6.2.

          (ag) "Force Majeure Event" is defined in Section 15.2.

          (ah) "Implementation Date" is defined in Section 5.4.

          (ai) "Implementation Schedule" is defined in Section 6.4.

          (aj) "Interim Monthly Fee" is defined in Section 2.5(a).

          (ak) "Interim Services" is defined in Section 2.2.

          (al) "Liquidated Damages Date" is defined in Section 5.3.

          (am) "Master Landlord" is defined in Section 6.2.

          (an) "Memorandum" is defined in Section 2.1.

          (ao) "Monthly Fee" is defined in Section 8.1(c).

          (ap) "New Services" is defined in Section 2.6.

          (aq) "New Services Personnel" is defined in Section 6.3.

          (ar) "Office Space" is defined in Section 6.2.

          (as) "Original Services" is defined in Section 2.1.

          (at) "Original Services Personnel" is defined in Article 4.

          (au) "Overpayment" is defined in Section 8.2.

          (av) "Payment Notice" is defined in Section 9.1.

          (aw) "Payment Default" is defined in Section 9.1.

          (ax) "Personnel Budget" is defined in Section 6.3.

          (ay) "Playboy Service" is defined in Article 13.

          (az) "Products" is defined in Section 18.1.

          (ba) "Program Channel Service Interruption" is defined in Section
               12.1.

          (bb) "Program Channel" is defined in Exhibit "D."

          (bc) "Reduced Interim Monthly Fee" is defined in Section 2.5(b).

          (bd) "Reduced Services Option" is defined in Section 19.3.

          (be) "Renewal Notice" is defined in Article 7.

          (bf) "Renewal Term" is defined in Article 7.

          (bg) "Replacement Notice" is defined in Section 6.3(d).

          (bh) "Response Notice" is defined in Section 5.2.

          (bi) "Revised Implementation Schedule" is defined in Section 8.2(b).

          (bj) "Revised Buildout Schedule" is defined in Section 6.2(b).

          (bk) "Rules" is defined in Section 21.8.

          (bl) "SeaChange Compliance Date" is defined in Section 5.4.

          (bm) "SeaChange System" is defined in Section 5.4.

          (bn) "Second Commencement Notice" is defined in Section 5.2.

          (bo) "Service Interruption Credit" is defined in Section 12.1.

          (bp) "Service Interruption" is defined in Section 21.1.

          (bq) "Sixth Floor Space Plans" is defined in Section 6.2.

          (br) "Sixth Floor Space" is defined in Section 6.2.

          (bs) "Sublease" is defined in Section 6.2.

          (bt) "Term" is defined in Article 7.

          (bu) "Third Party" is defined in Section 20.

          (bv) "Transmission Service Interruption" is defined in Section 12.1.

          (bw) "TVN" is defined in Article I.

          (bx) "TVN Default Notice" is defined in Section 9.2.

          (by) "TVN Default" is defined in Section 9.2.

          (bz) "TVN Improvements" is defined in Section 6.2.

          (ca) "Upgrade Implementation Date" is defined in Section 5.4.

          (cb) "Year 2000 Compliant" is defined in Section 14.2(f).

          (cc) "1997 Arrearages" is defined in Section 2.3.

          (cd) "1998 Arrearages" is defined in Section 2.4.

          (ce) "1999 Arrearages" is defined in Section 2.5.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.


                                            4MC-BURBANK, INC.,
                                            a Delaware  corporation


                                            By: /s/ John H. Donlon
                                               ---------------------------------
                                            Its: Vice President
                                                --------------------------------


                                            TVN ENTERTAINMENT CORPORATION,
                                            a Delaware corporation


                                            By: /s/ Anthony Fields
                                               ---------------------------------
                                            Its: Senior Executive Vice President
                                                --------------------------------


The undersigned shall cause 4MC, its wholly owned subsidiary, to perform all of 4MC's obligations under this Agreement.

FOUR MEDIA COMPANY, a Delaware corporation



By: /s/ Christopher M.R. Phillips
   ------------------------------------
Its: Executive Vice President and Chief
    -----------------------------------
    Financial Officer
    -----------------------------------